Exhibit 10.386

18968972.5                                        (A.1)
02-24-15

___________________________________________________________________________
___________________________________________________________________________

LOAN AGREEMENT

Dated as of February 25, 2015

by and among

APH&R PROPERTY HOLDINGS, LLC,
a Georgia limited liability company,

NORTHRIDGE HC&R PROPERTY HOLDINGS, LLC,
a Georgia limited liability company,

and

WOODLAND HILLS HC PROPERTY HOLDINGS, LLC,
a Georgia limited liability company,
as Borrowers

and

THE PRIVATEBANK AND TRUST COMPANY,
an Illinois banking corporation,
as Lender

___________________________________________________________________________
___________________________________________________________________________

TABLE OF CONTENTS

Article                                                  Page

ARTICLE 1 INCORPORATION AND DEFINITIONS                        1
1.1.    Incorporation and Definitions.                                1

ARTICLE 2 REPRESENTATIONS AND WARRANTIES                        9
2.1.    Representations and Warranties                                9
2.2.    Continuation of Representations and Warranties                        15

ARTICLE 3 THE LOAN                                        15
3.1.    Agreement to Borrow and Lend; Consent to Subleases                    15
3.2.    Interest                                                16
3.3.    Principal Payments; Maturity Date; Prepayment                        16
3.4.     Collateral Account                                        16
3.5.    Release of a Project                                        18
3.6.    Uniform Commercial Code Matters                                18

ARTICLE 4 LOAN DOCUMENTS                                    19
4.1.    Loan Documents                                        19
4.2.    Interest Rate Protection                                    20

ARTICLE 5 CONDITIONS TO LOAN DISBURSEMENTS                    21
5.1.    Conditions to Loan Opening                                    21
5.2.    Additional Conditions to Loan Opening                            23
5.3.    Termination of Agreement                                    24

ARTICLE 6 PAYMENT OF LOAN EXPENSES                            24
6.1.    Payment of Loan Expenses at Loan Opening                            24

ARTICLE 7 FURTHER AGREEMENTS OF BORROWER                    24
7.1.    Mechanics’ Liens, Taxes and Contest Thereof                        24
7.2.    Fixtures and Personal Property                                25
7.3.    Insurance Policies                                        25
7.4.    Furnishing Information                                    26
7.5.    Excess Indebtedness                                        27
7.6.    Certain Title Related Matters                                    27
7.7.    Compliance with Laws; Environmental Matters                        28
7.8.    ERISA Liabilities; Employee Plans                                28
7.9.    Licensure; Notices of Agency Actions                            28
7.10.    Project and Facility Accounts and Revenues                            29
7.11.    Single-Asset Entity; Indebtedness; Distributions                        29
7.12.    Restrictions on Transfer                                    30
7.13.    Leasing, Operation and Management of Projects                        31
7.14.    Minimum Debt Service Coverage of Operators                        32

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7.15.    Minimum Combined Rental of Borrowers                            32
7.16.    Minimum Fixed Charge Coverage Ratio of Operators                    32
7.17.    Minimum EBITDAR/Management Fee Adjusted for Operators                32
7.18.    Minimum Fixed Charge Coverage Ratio of Borrowers                    32
7.19.    AdCare Debt Service Coverage Ratio                            33
7.20.    AdCare Leverage Ratio                                    33
7.21.    Concerning Operators                                        34
7.22.    Security Interest Matters                                    34
7.23.    Further Assurance                                        34

ARTICLE 8 CASUALTIES AND CONDEMNATION                        34
8.1.    Application of Insurance Proceeds and Condemnation Awards                34

ARTICLE 9 ASSIGNMENTS, SALE AND ENCUMBRANCES                    35
9.1.    Lender’s Right to Assign                                    35
9.2.    Prohibition of Assignments and Encumbrances by Borrowers                35

ARTICLE 10 EVENTS OF DEFAULT BY BORROWER                        35
10.1.    Event of Default Defined                                    35

ARTICLE 11 LENDER’S REMEDIES UPON EVENT OF DEFAULT                38
11.1.    Remedies Conferred upon Lender                                38
11.2.    Right of Lender to Make Advances to Cure Event of Defaults; Obligatory Advances    39
11.3.    Attorneys’ Fees                                        39
11.4.    No Waiver                                            39
11.5.    Default Rate                                            39

ARTICLE 12 MISCELLANEOUS                                    40
12.1.    Time is of the Essence                                    40
12.2.    Joint and Several Obligations; Full Collateralization                        40
12.3.    Lender’s Determination of Facts; Lender Approvals and Consents                41
12.4.    Prior Agreements; No Reliance; Modifications                        41
12.5.    Disclaimer by Lender                                        42
12.6.    Loan Expenses; Indemnification                                42
12.7.    Captions                                            42
12.8.    Inconsistent Terms and Partial Invalidity                            42
12.9.    Gender and Number                                        43
12.10.    Notices                                            43
12.11.    Effect of Agreement                                        44
12.12.    Construction                                            44
12.13.    Governing Law                                        44
12.14.    Litigation Provisions                                        44
12.15.    Counterparts; Facsimile Signatures                                45
12.16.    Customer Identification-USA Patriot Act Notice; OFAC and Bank Secrecy Act        45

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EXHIBITS
EXHIBIT A	0	THE LAND
EXHIBIT B	0	PERMITTED EXCEPTIONS
EXHIBIT C	0	DIRECT AND INDIRECT OWNERSHIP OF BORROWERS AND ADK OPERATORS
EXHIBIT D	0	INSURANCE REQUIREMENTS

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LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of February 25, 2015 (this “Agreement”), is executed by and between by and among APH&R PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Borrower 1”), NORTHRIDGE HC&R PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Borrower 2”) and WOODLAND HILLS HC PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“Borrower 3”) (collectively, “Borrowers”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation (“Lender”).
RECITALS

A.    Each Borrower is the owner of one of the properties described in Exhibit A attached hereto and the building located thereon, as indicated therein, each of which is designed to be used as a skilled nursing facility (each a “Project”).
B.    Borrowers have applied to Lender for the Loan (as hereinafter defined) to provide mortgage financing for the Projects, and Lender is willing to make the Loan upon the terms and conditions hereinafter set forth.
AGREEMENTS

In consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

INCORPORATION AND DEFINITIONS

1.1    Incorporation and Definitions. The foregoing recitals and all exhibits hereto are hereby made a part of this Agreement. The following terms shall have the following meanings in this Agreement:
AdCare: AdCare Health Systems, Inc., a Georgia corporation.
ADK Operator 1: APH&R Nursing, LLC, a Georgia limited liability company.
ADK Operator 2: Northridge HC&R Nursing, LLC, a Georgia limited liability company.
ADK Operator 3: Woodland Hills HC Nursing, LLC, a Georgia limited liability company.

ADK Operators: ADK Operator 1, ADK Operator 2 and ADK Operator 3.
Affiliate: As to a person or entity, any other person or entity which, directly or indirectly, Controls, is Controlled by or is under common Control with such first person or entity.
Agreement: This Loan Agreement by and among Borrowers and Lender.
Aria Operator 1: Highlands of Little Rock South Cumberland, LLC, a Delaware limited liability company.
Aria Operator 2: Highlands of North Little Rock John Ashley, LLC, a Delaware limited liability company.
Aria Operator 3: Highlands of Little Rock Riley, LLC, a Delaware limited liability company.
Aria Operators: Aria Operator 1, Aria Operator 2 and Aria Operator 3.
Assignments of Rents: As defined in Section 4.1 hereof.
Bank Product Agreements: Those certain cash management service agreements entered into from time to time between any Borrower and Lender or its Affiliates in connection with any of the Bank Products.
Bank Product Obligations: All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Borrower to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Borrower is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Borrower pursuant to the Bank Product Agreements.
Bank Products: Any service or facility extended to any Borrower by Lender or its Affiliates, including, without limitation, (i) deposit accounts, (ii) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with Lender or its Affiliates, (iii) debit cards, and (iv) Hedging Agreements.
Benton ADK Operator or Benton ADK Operators: One or more of Benton Nursing, LLC, Park Heritage Nursing, LLC, and Valley River Nursing, LLC, each a Georgia limited liability company.
Benton Aria Operator or Benton Aria Operators: One or more of Highlands of Bentonville, LLC, Highlands of Rogers Dixieland, LLC, and Highlands of Fort Smith, LLC, each a Delaware limited liability company.

Benton Operators: Prior to the Benton Transition, the Benton ADK Operators, and after the Benton Transition, the Benton Aria Operators.
Benton Owner or Benton Owners: One or more of Benton Property Holdings, LLC, Park Heritage Property Holdings, LLC, and Valley River Property Holdings, LLC, each a Georgia limited liability company.
Benton Owner Loan Agreement: The Loan Agreement dated as of September 1, 2011, by and among the Benton Owners and Lender, as heretofore and hereafter modified, amended, restated, increased, renewed and extended.
Benton Owner Loan Documents: The Benton Owner Loan Agreement and the other Loan Documents, as defined in said Loan Agreement, and all other documents at any time evidencing or securing any indebtedness outstanding under any of the foregoing, and all as heretofore and hereafter modified, amended, restated, increased, renewed and extended.
Benton Transition: Each of the Subleases (as defined in the Benton Owner Loan Agreement) has become effective and each of the Benton Aria Operators has taken possession of and is operating the Facility (as defined in the Benton Owner Loan Agreement) subleased to it under the Sublease (as defined in the Benton Owner Loan Agreement) to which it is a party.
Borrower 1: As defined in the Preamble hereto.
Borrower 2: As defined in the Preamble hereto.
Borrower 3: As defined in the Preamble hereto.
Borrowers: As defined in the Preamble hereto.
Capital Lease: With respect to any party, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such party, as lessee, that is or should be recorded as a “capital lease” on the financial statements of such party prepared in accordance with GAAP.
Capitalized Lease Obligations: With respect to any party, all rental obligations of such party as lessee under a Capital Lease which are or will be required to be capitalized on the books of such party.
Code: The Uniform Commercial Code of the State of Illinois as from time to time in effect; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Loan Documents relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
Collateral Account: The account so designated that is provided for in Section 3.4 of this Agreement.

Control: Possession by a person or an entity, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether by contract, ownership of voting securities, membership or partnership interests or otherwise.
Debt Service: With respect to any party, for any period, the sum of (i) Interest Charges, plus (ii) all principal payable to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (iii) the portion of Capitalized Lease Obligations with respect to that period that should be treated as principal in accordance with GAAP.
Declarations: Any documents containing covenants, conditions, restrictions, easements, operating agreements or the like, which benefit or burden the Land, or both, whether or not recorded.
Default: When used in reference to this Agreement or any other document, or in reference to any provision of or obligation under this Agreement or any other document, the occurrence of an event or the existence of a condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default under this Agreement or such other document, as the case may be.
Default Rate: As defined in the Note.
Depreciation: With respect to any party, for any period, the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on such party’s financial statements for such period and determined in accordance with GAAP.
Distribution: In the case of any entity with respect to which the term is used, any of the following: (i) any dividend or distribution of money or property to any owner of a direct or indirect interest in such entity (each a “Principal”) or to any Affiliate of any Principal, (ii) any loan or advance to any Principal or to any Affiliate of any Principal, (iii) any payment of principal or interest on any indebtedness due to any Principal or to any Affiliate of any Principal, and (iv) any payment of any fees or other compensation to any Principal or to any Affiliate of any Principal.
EBITDA: With respect to any party, for any period, the sum for such period of the following of or payable by such party, as the case may be: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes, plus (iv) Depreciation.
EBITDAR: With respect to any party, for any period, the sum for such period of the following of or payable by such party, as the case may be: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes, plus (iv) Depreciation, plus (v) Rental Expense.
EBITDAR/Cap Ex Adjusted: With respect to any Operator, for any period, an amount equal to EBITDAR for such Operator for such period, except that notwithstanding the definition of the term Net Income in this Section 1.1, the Net Income for such Operator used in calculating EBITDAR/Cap Ex Adjusted for such Operator for any period, shall be computed by taking into account an imputed annual capital expenditures reserve allowance of $450 per licensed bed in such Operator’s Facility.
EBITDAR/Fully Adjusted: With respect to any Operator, for any period, an amount equal to EBITDAR for such Operator for such period, except that notwithstanding the definition of the term Net Income in this Section 1.1, the Net Income for such Operator used in calculating EBITDAR/Fully Adjusted for such Operator for any period, shall be computed by taking into account (i) management fees equal to the greater of such Operator’s actual management fees for such period or imputed management fees equal to 5% of such Operator’s gross income for such period as determined in accordance with GAAP, and (ii) an imputed annual capital expenditures reserve allowance of $450 per licensed bed in such Operator’s Facility.
EBITDAR/Management Fee Adjusted: With respect to any Operator or any Benton Operator, for any period, an amount equal to EBITDAR for such Operator or Benton Operator for such period, except that notwithstanding the definition of the term Net Income in this Section 1.1, the Net Income for such Operator or Benton Operator used in calculating EBITDAR/Management Fee Adjusted for such Operator or Benton Operator for any period, shall be computed by taking into account management fees equal to the greater of such Operator’s or Benton Operator’s actual management fees for such period or imputed management fees equal to 5% of such Operator’s or Benton Operator’s gross income for such period as determined in accordance with GAAP.
Employee Plan: Any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of any Borrower or Operator described from time to time in its financial statements, and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or multi-employer plan, maintained or administered by any Borrower or Operator or to which any Borrower or Operator is a party, or under which any Borrower or Operator may have any liability, or by which any Borrower or Operator may be bound.
Environmental Indemnity: As defined in Section 4.1 hereof.
Environmental Laws: As defined in the Environmental Indemnity.
ERISA: The Employee Retirement Income Security Act of 1974, as amended.
Event of Default: The following: (i) when used in reference to this Agreement, one or more of the events or occurrences referred to in Section 10.1 of this Agreement; and (ii) when used in reference to any other document, a default or event of default under such document that has continued after the giving of any applicable notice and the expiration of any applicable grace or cure periods.
Facility or Facilities: One or more of the skilled nursing facilities which are operated by Operators in the Projects, described as follows:

Operator	Facility Name	Location	Beds
Operator 1	Cumberland Health and Rehabilitation Center	1516 South Cumberland Street, Little Rock, Pulaski County, Arkansas 72202	120
Operator 2	Northridge Healthcare and Rehabilitation	2501 John Ashley Drive, North Little Rock, Pulaski County, Arkansas 72114	140
Operator 3	Woodland Hills Healthcare and Rehabilitation	8701 Riley Drive, Little Rock, Pulaski County, Arkansas 72205	140

GAAP: Generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.
Gross Revenues: In the case of each Project, income and receipts from all sources, including, without limitation, with respect to such Project, and in the case of such Project, including, without limitation, all base rent, additional rent, security deposits and other amounts paid by tenants of the Project.
Guarantor: AdCare.
Guaranty: As defined in Section 4.1 hereof.
Hazardous Substance: As defined in the Environmental Indemnity.
Hedging Agreements: The following: (i) any ISDA Master Agreement between any Borrower and Lender or any other provider, (ii) any Schedule to Master Agreement between any Borrower and Lender or any other provider, and (iii) all other agreements entered into from time to time by any Borrower and Lender or any other provider relating to Hedging Transactions.
Hedging Transaction: Any transaction (including an agreement with respect thereto) now existing or hereafter entered into between any Borrower and Lender or any other provider which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
Interest Charges: With respect to any party, for any period, the sum of: (i) all interest, charges and related expenses payable with respect to that period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (ii) the portion of Capitalized Lease Obligations with respect to that period that should be treated as interest in accordance with GAAP, plus (iii) all charges paid or payable (without duplication) during that period with respect to any hedging agreements.
Land: The parcels of real estate legally described in Exhibit A to this Agreement, each owned by a Borrower as specified therein, together with all improvements presently located thereon and all easements and other rights appurtenant thereto.
Leases: The Facility Leases of the Projects by Borrower 1, Borrower 2 and Borrower 3 to ADK Operator 1, ADK Operator 2 and ADK Operator 3, respectively, dated as of June 1, 2012, in the case of the Facility Lease to Operator 1, and dated as of April 1, 2012, in the case of the Facility Leases to Operator 2 and Operator 3.
Legal Requirements: As to any person or party, the organizational and governing documents of such person or party, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such person or party or any of its property or to which such person or party or any of its property is subject.
Lender: The PrivateBank and Trust Company, an Illinois banking corporation.
Loan: The loan to be made pursuant to this Agreement.
Loan Amount: $12,000,000.
Loan Documents: This Agreement, the documents specified in Article 4 hereof and any other instruments evidencing, securing or guarantying obligations of any party under the Loan, and any Bank Product Agreements to which Lender or any of its Affiliates is a party, including, without limitation, any Hedging Agreements to which Lender is a party.
Loan Expenses: All interest, charges, costs and expenses incurred by Lender in connection with the Loan, including, but not limited to, (i) interest due on the Loan and any points, loan fees, service charges, commitment fees or other fees due to Lender in connection with the Loan; (ii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iii) all fees and disbursements of architects, engineers and consultants engaged by Borrowers and Lender; (iv) all documentary stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (v) all appraisal fees; (vi) all title, casualty, liability, payment, performance or other insurance or bond premiums; (vii) the cost of a real estate tax monitoring service; (viii) all reasonable fees and disbursements of legal counsel engaged by Lender in connection with the Loan, including, without limitation, counsel engaged in connection with the origination, negotiation, document preparation, consummation, enforcement or administration of this Agreement or any of the Loan Documents; and (ix) any amounts required to be paid by Borrowers under this Agreement, the Mortgages or any Loan Document after the occurrence of an Event of Default under this Agreement or any of the other Loan Documents.
Loan Opening: The first disbursement of Loan Proceeds.

Loan Proceeds: All amounts advanced as part of the Loan, whether advanced directly to Borrowers or otherwise.
Maturity Date: September 1, 2016.
Mortgages: As defined in Section 4.1 hereof.
Net Income: With respect to any party, for any period, the net income (or loss) of such party for such period as determined in accordance with GAAP, excluding any gains from dispositions of assets, any extraordinary gains and any gains from discontinued operations.
Note: As defined in Section 4.1 hereof.
Operations Transfer Agreements: The following --
(i)    Operations Transfer Agreement dated as of January 16, 2015, by and among ADK Operator 1, Aria Operator 1 and Borrower 1;
(ii)    Operations Transfer Agreement dated as of January 16, 2015, by and among ADK Operator 2, Aria Operator 2 and Borrower 2; and
(iii)    Operations Transfer Agreement dated as of January 16, 2015, by and among ADK Operator 3, Aria Operator 3 and Borrower 3.
Operator 1: Prior to the Transition, ADK Operator 1, and after the Transition, Aria Operator 1.
Operator 2: Prior to the Transition, ADK Operator 2, and after the Transition, Aria Operator 2.
Operator 3: Prior to the Transition, ADK Operator 3, and after the Transition, Aria Operator 3.
Operators: Prior to the Transition, the ADK Operators, and after the Transition, the Aria Operators.
Permitted Exceptions: In the case of each Project, the title exceptions specified in Exhibit B hereto with respect to such Project, together with such additional exceptions as may be permitted by the express terms of this Agreement or any of the other Loan Documents.
Permitted Substance: As defined in the Environmental Indemnity.
Prohibited Transfer: As defined in Section 7.12 hereof.
Project: A portion of the Land identified on Exhibit A attached to this Agreement as Project 1 being owned by Borrower 1, as Project 2 being owned by Borrower 2, or as Project 3 being owned by Borrower 3, and the building and other improvements located on such portion of the Land.

Rental Expense: With respect to any party, for any period, the rental expense for real estate leased by such party as lessee for such period as determined in accordance with GAAP.
Rental Income: With respect to any party, for any period, the rental income for real estate leased by such party as lessor for such period, minus the operating expenses of such real estate for such period, all as determined in accordance with GAAP.
Required Loan Opening Date: February 25, 2015.
Signing Entity: Each entity (other than a Borrower itself) that appears in the signature block of any Borrower in this Agreement, if any.
State: The State of Arkansas.
Subleases: The Sublease Agreements by ADK Operator 1, ADK Operator 2 and ADK Operator 3 to Aria Operator 1, Aria Operator 2 and Aria Operator 3, respectively, each dated as of January 16, 2015.
Title Insurance Company: First American Title Insurance Company.
Title Insurance Policy: As defined in Section 5.1 hereof.
Transition: Each of the Subleases has become effective and each of the Aria Operators has taken possession of and is operating the Facility subleased to it under the Sublease to which it is a party.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties. To induce Lender to execute and perform this Agreement, Borrowers hereby jointly and severally represent, covenant and warrant to Lender as follows:
(a)    At the Loan Opening and at all times thereafter until the Loan is paid in full each Borrower will have good and merchantable fee simple title to its Land, subject only to the Permitted Exceptions. Each Borrower has legal power and authority to encumber and convey its Project. The Declarations are in full force and effect and have not been modified or amended. No Default or Event of Default under the Declarations on the part of any Borrower has occurred and is continuing.
(b)    Each Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and duly registered to transact business and in good standing in the State of Arkansas. Each Borrower has full power and authority to conduct its business as presently conducted, to own and operate its Project, to enter into this Agreement and to perform all of its duties and obligations under this Agreement and under the Loan Documents, all of which has been duly authorized by all necessary Legal Requirements applicable to such

Borrower. Each Signing Entity is duly organized, validly existing and in good standing under the laws of the State in which it is organized, has full power and authority to conduct its business as presently conducted and to execute this Agreement and the other Loan Documents to which the applicable Borrower is a party in the capacity shown in the signature block of such Borrower contained in this Agreement, and such execution has been duly authorized by all necessary Legal Requirements applicable to such Signing Entity. Neither any Borrower nor Guarantor has been convicted of a felony and there are no proceedings or investigations being conducted involving criminal activities of either any Borrower or Guarantor. The direct and indirect ownership of Borrowers is as shown in Exhibit C attached to this Agreement.
(c)    Each Operator is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and duly registered to transact business and in good standing in the State of Arkansas. Each Operator has full power and authority to conduct its business as presently conducted, to lease the applicable Project from the applicable Borrower and operate its Facility, and to enter into and to perform the Loan Documents to which it is a party and to perform all of its duties and obligations thereunder, all of which has been duly authorized by all necessary Legal Requirements applicable to such Operator.
(d)    AdCare is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. AdCare has full power and authority to conduct its business as presently conducted and to enter into and to perform the Guaranty and the other Loan Documents to which it is a party and to perform all of its duties and obligations thereunder, all of which has been duly authorized by all necessary Legal Requirements applicable to AdCare.
(e)    Each Borrower and Guarantor is able to pay its debts as such debts become due, and each has capital sufficient to carry on its respective present businesses and transactions and all businesses and transactions in which it is about to engage. Neither any Borrower nor Guarantor (i) is bankrupt or insolvent, (ii) has made an assignment for the benefit of its respective creditors, (iii) has had a trustee or receiver appointed, (iv) has had any bankruptcy, reorganization or insolvency proceedings instituted by or against its, or (v) shall be rendered insolvent by its execution, delivery or performance of the Loan Documents or by the transactions contemplated thereunder. There is no Uniform Commercial Code financing statement on file that names any Borrower or Guarantor as debtor and covers any of the collateral for the Loan, and there is no judgment or tax lien outstanding against any Borrower or Guarantor.
(f)    This Agreement, the Note, the Mortgages, the other Loan Documents and any other documents and instruments required to be executed and delivered by Borrowers and Guarantor in connection with the Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally); and no basis exists for any claim against Lender under this Agreement, under the Loan Documents or with respect to the Loan; and enforcement of this Agreement and the Loan Documents is subject to no defenses of any kind.
(g)    The execution, delivery and performance of this Agreement, the Note, the Mortgages, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrowers or Guarantor pursuant to this Agreement or in connection with the Loan and the use and occupancy of the Projects will not: (i) violate any Legal Requirements applicable to Borrower or any Signing Entity, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which any Borrower, Guarantor or any Signing Entity is a party or by which any of them may be bound. Neither any Borrower, Guarantor nor any Signing Entity is in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default will adversely affect the performance by any Borrower or Guarantor of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement or the other Loan Documents
(h)    No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding, or threatened litigation or proceeding or basis therefor, exists which could (i) adversely affect the validity or priority of the liens and security interests granted Lender under the Loan Documents; (ii) materially adversely affect the ability of any Borrower or Guarantor to perform their obligations under the Loan Documents; or (iii) constitute a Default or Event of Default under this Agreement or any of the other Loan Documents.
(i)    It is a condition of this Agreement and the Loan that the Projects and the use and occupancy of the Projects do not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, Environmental Laws, zoning, building, land use, noise abatement, occupational health and safety or other laws, any building permit or any Declarations, and if a third‑party is required under any Declarations or other documents, to consent to use or operation of the Projects, Borrowers have obtained such approval from such party, and to the best of Borrowers’ knowledge, such condition is satisfied. In addition, and without limiting the foregoing, each Borrower shall (i) ensure that no person or entity owns a controlling interest in or otherwise controls such Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of any Loan Proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended.
(j)    Each of the following is a condition of this Agreement and the Loan: Except as disclosed in the environmental site assessments referred to below, the Projects have never been used for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous

Substances, and no Hazardous Substances exist on the Projects or under the Projects or in any surface waters or groundwaters on or under the Projects. The Projects and their existing and prior uses have at all times complied with all Environmental Laws, and Borrowers have not violated any Environmental Laws. The environmental site assessments referred to above are as follows:
(i)    In the case of Borrower 1’s Project, a Phase 1 Environmental Site Assessment Report dated February 1, 2012, prepared by Environmental Corporation of America.
(ii)    In the case of Borrower 2’s Project, a Phase 1 Environmental Site Assessment Report dated January 31, 2012, prepared by Environmental Corporation of America.
(iii)    In the case of Borrower 3’s Project, a Phase 1 Environmental Site Assessment Report dated January 31, 2012, prepared by Environmental Corporation of America.
To the best of Borrowers’ knowledge, each of such conditions is satisfied.
(k)    There are no facilities on the Projects which are subject to reporting under any State laws or Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder. Except as disclosed in the environmental site assessments referred to above, the Projects do not contain any underground or above ground storage tanks.
(l)    All financial statements submitted by any Borrower or Guarantor to Lender in connection with the Loan are true and correct in all material respects, have been prepared in accordance with GAAP consistently applied, and fairly present the respective financial conditions and results of operations of the entities and persons which are their subjects.
(m)    This Agreement and all financial statements, budgets, schedules, opinions, certificates, confirmations, applications, rent rolls, affidavits, agreements, and other materials submitted to Lender in connection with or in furtherance of this Agreement by or on behalf of any Borrower or Guarantor fully and fairly state the matters with which they purport to deal, and neither misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading in any material respect.
(n)    Each parcel of Land is taxed as one or more separate tax parcels which do not include any property other than such parcel of Land.
(o)    Under applicable law, each parcel of Land may be encumbered, conveyed and otherwise dealt with as a separate legal parcel.
(p)    All utility and municipal services required for the construction, occupancy and operation of the Projects, including, but not limited to, water supply,

storm and sanitary sewage disposal systems, cable services, gas, electric and telephone facilities are available for use by and currently provide service to the Projects.
(q)    Subject to the provisions of Section 7.9(b) of this Agreement, all governmental permits and licenses required by applicable law in order for Borrowers to own and lease the Projects to ADK Operators, for ADK Operators to sublease the Projects to Aria Operators, and for Operators to operate the Facilities, have been validly issued and are in full force.
(r)    Each of the following is a condition of this Agreement and the Loan: The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of the Projects comply with all applicable laws, statutes, ordinances, rules and regulations, including, without limitation, all Environmental Laws. The applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Projects have issued their permits for the construction, tap‑on and operation of those systems. To the best of Borrowers’ knowledge, each of such conditions is satisfied.
(s)    It is a condition of this Agreement and the Loan that all utility, parking, access (including curb‑cuts and highway access), construction, recreational and other permits and easements required for the use of the Projects have been granted and issued, and to the best of Borrowers’ knowledge, such condition is satisfied.
(t)    With the exception of Permitted Exceptions, the improvements located on each parcel of Land do not encroach upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which any Borrower is aware or has reason to believe may exist) which exists with respect to the applicable Project.
(u)    The Loan, including interest rate, fees and charges as contemplated hereby, is a “business loan” within the meaning of subparagraph (1)(c) contained in Section 205/4 of Chapter 815 of the Illinois Compiled Statutes, as amended; the Loan is an exempted transaction under the Truth In Lending Act, 12 U.S.C. §1601 et seq.; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the State, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, any Borrower or any property securing the Loan.
(v)    There are no leases for use or occupancy of the Projects other than the Leases and the Subleases, with the exception of agreements entered into with residents and occupants in the ordinary course of business of operating the Facilities.
(w)    Each Lease and Sublease is in full force and effect; no Defaults or Events of Default on the part of the applicable Borrower, ADK Operator or Aria Operator have occurred and are continuing thereunder; the tenant and subtenant, respectively, thereunder have no right of set-off against payment of rent due thereunder; and enforcement of such Lease and such Sublease by such Borrower and such ADK Operator, respectively, or by Lender pursuant to an exercise of Lender’s rights under the applicable Assignment of Rents would be subject to no defenses of any kind. Each Operations Transfer Agreement is in full force and effect and no Defaults or Events of Default on the part of the applicable ADK Operator, the applicable Aria Operator or the applicable Borrower have occurred and are continuing thereunder.
(x)    All Employee Plans of Borrowers, if any, and Operators meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. Borrowers and Operators have promptly paid and discharged all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of their properties or assets.
(y)    Each of the following is a condition of this Agreement and the Loan: There are no strikes, lockouts or other labor disputes pending or threatened against any Borrower or Operator; hours worked by and payment made to employees of Borrowers and Operators have not been in violation of the Fair Labor Standards Act or any other applicable law; and no unfair labor practice complaint is pending or threatened against any Borrower or any Operator before any governmental authority. To the best of Borrowers’ knowledge, each of such conditions is satisfied.
(z)    Subject to the provisions of Section 7.9(b) of this Agreement, each Facility has all necessary licenses, permits and certifications required by any applicable governmental authority to operate and maintain a skilled nursing facility therein with its current number of beds in service, and participates in the Medicare and Medicaid programs. Subject to the provisions of Section 7.9(b) of this Agreement, each Operator has complied with all applicable requirements of the United States of America, the State of Arkansas and all applicable local governments, and of its agencies and instrumentalities, necessary to operate and maintain its Facility as such a facility. All utilities necessary for use, operation and occupancy of each Project and each Facility are available to such Project and such Facility. All requirements for unrestricted use of each Project and each Facility as a skilled nursing facility under the rules and regulations of the State of Arkansas Department of Human Services and of any other department or agency of the State of Arkansas having jurisdiction over each Project and each Facility have been fulfilled. All building, zoning, safety, health, fire, water district, sewerage and environmental protection agency and any other permits or licenses which are required by any governmental authority for use, occupancy and operation of each Project and each Facility as a skilled nursing facility have been obtained and are in full force and effect. Neither any Borrower, any ADK Operator, any Aria Operator, Guarantor, any Project nor any Facility is subject to any corporate integrity agreement, compliance agreement or other agreement governing the operation of any Project or any Facility or the operations of any Borrower, any ADK Operator, any Aria Operator or Guarantor.

(aa)    Each Borrower, ADK Operator and Aria Operator is in compliance in all material respects with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities binding upon or affecting the business, operation or assets of Borrowers, ADK Operators or Aria Operators. Neither any Borrower, any ADK Operator nor any Aria Operator: (i) has had a civil monetary penalty assessed against it under the Social Security Act (the “SSA”) Section 1128(a) ), other than nominal amounts for violations which were not of a material nature, (ii) has been excluded from participation under the Medicare program or under a State health care program as defined in the SSA Section 1128(h) (“State Health Care Program”), or (iii) has been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in the SSA Section 1127(a) and (b)(l), (2), (3): (A) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program; (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; (C) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; (D) federal or state laws relating to the interference with or obstruction of any investigations into any criminal offense described in (A) through (C) above; or (E) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance. Without limiting the generality of the foregoing, neither any Borrower, any ADK Operator nor any Aria Operator is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicare or Medicaid Provider Agreement or other agreement or instrument to which such Borrower, ADK Operator or Aria Operator is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or suspension of the Medicare or Medicaid Certification of such Borrower, ADK Operator or Aria Operator.
2.2    Continuation of Representations and Warranties. Borrowers hereby covenant, warrant and agree that the representations and warranties made in Section 2.1 hereof shall be and shall remain true and correct in all material respects at the time of the Loan Opening and at all times thereafter so long as any part of the Loan shall remain outstanding. Each request for disbursement of Loan Proceeds shall constitute a reaffirmation that these representations and warranties are true in all material respects as of the date of such request and will be true in all material respects on the date of the disbursement.

ARTICLE 3

THE LOAN

3.1.    Agreement to Borrow and Lend; Consent to Subleases.
(a)    On the terms of and subject to the conditions of this Agreement, Borrowers agree to borrow from Lender, and Lender agrees to lend to Borrowers, an amount not to exceed the Loan Amount.
(b)    The Loan shall be evidenced by the Note executed by Borrowers jointly and severally and shall be secured by the Mortgages and the Assignments of Rents. The Loan shall be guaranteed by Guarantor pursuant to the Guaranty, and Borrowers and Guarantor shall protect Lender with respect to environmental matters pursuant to the Environmental Indemnity.
(c)    The proceeds of the Loan together with cash equity of Borrowers shall be used by Borrowers to refinance the existing indebtedness on the Projects, to fund the $2,000,000 deposit into the Collateral Account required by Section 3.4 of this Agreement and to pay loan and loan refinancing costs and expenses. Notwithstanding any other provision of this Agreement, the amount of the Loan shall not exceed an amount equal to 80% of the aggregate “as is” appraised value of the Projects as shown in the appraisals required by this Agreement.
(d)    Lender hereby consents to the sublease of the Facilities by the ADK Operators to the Aria Operators, effective as of April 1, 2015, pursuant to the Subleases. In order to induce Lender to grant such consent, Borrowers and Guarantor are entering into the agreements with Lender which are provided for in this Agreement. Borrowers shall promptly give written notice to Lender if the term of the Subleases commences, or if the Subleases are terminated.
3.2    Interest. Interest on funds advanced hereunder shall --
(i)    From the Loan Opening until the Maturity Date, accrue at the interest rates provided for in the Note;
(ii)    Be computed upon advances of the Loan from and including the date of each advance by Lender to or for the account of a Borrower (whether to an escrow or otherwise), on the basis of a 360-day year and the actual number of days elapsed in any portion of a month in which interest is due; and
(iii)    Be paid by Borrowers to Lender together with principal payments, if any, in the manner set forth in the Note.
3.3    Principal Payments; Maturity Date; Prepayment.
(a)    Prior to the Maturity Date, principal payments, if any, shall be made as provided in the Note. The entire principal balance of the Note and all accrued and unpaid interest thereon shall be due, if not sooner paid, on the Maturity Date.

(b)    The Loan may be prepaid prior to the Maturity Date on the terms and upon payment of the charges and fees set forth in the Note.
3.4    Collateral Account.
(a)    The following are conditions of this Agreement and the Loan: Borrowers shall establish and maintain a collateral account in the name of one or more of Borrowers held by Lender (the “Collateral Account”), which shall be a blocked, interest bearing money market account at Lender. The amount of the Collateral Account shall be $2,000,000, and Borrowers shall deposit the sum of $2,000,000 into the Collateral Account on or prior to the date of this Agreement. Earnings on investments of amounts in the Collateral Account shall be added to the Collateral Account. The Collateral Account shall be held as additional security for the payment and performance of all of the obligations of Borrowers under this Agreement and the other Loan Documents. In addition, from and after the date, if any, that the Benton Transition occurs, the Collateral Account shall also be held as additional security for all of the obligations of the Benton Owners under the Benton Owner Loan Agreement and the other Benton Owner Loan Documents. Borrowers hereby pledge and assign to Lender, and grant to Lender a first lien on and a first priority security interest in the Collateral Account, all cash and investments from time to time on deposit in the Collateral Account, and all proceeds of all of the foregoing. All amounts on deposit in the Collateral Account shall be released by Lender to Borrowers at such time, and only at such time, as all of the principal of and interest on the Loan have been paid in full and all of the other obligations to Lender under this Agreement and the other Loan Documents have been fully paid and performed, subject to earlier release as provided in paragraphs (b) and (c) below.
(b)    Notwithstanding the provisions of paragraph (a) of this Section, $750,000 of the amounts on deposit in the Collateral Account shall be released by Lender to Borrowers upon the written request of Borrowers to Lender if all of the following conditions are satisfied:
(i)    No Default or Event of Default has occurred and is continuing under this Agreement or any of the other Loan Documents.
(ii)    For any two consecutive fiscal quarters ending on or after June 30, 2015, the EBITDAR/Management Fee Adjusted for Operators is not less than $495,000, as determined based on quarterly financial statements of Operators which have been delivered to Lender as required by Section 7.4(a) of this Agreement, and compliance certificates delivered to Lender in accordance with Section 7.4(a) of this Agreement containing a correct computation of such EBITDAR/Management Fee Adjusted for Operators.
(iii)    For any two consecutive fiscal quarters ending on or after June 30, 2015, the EBITDAR/Management Fee Adjusted for Benton Operators is not less than $450,000, as determined based on quarterly financial statements of Benton Operators which have been delivered to Lender as required by Section 7.4(a) of the Benton Owner Loan Agreement, and compliance certificates delivered to Lender in accordance with Section 7.4(a) of the Benton Owner Loan Agreement containing a correct computation of such EBITDAR/Management Fee Adjusted for Benton Operators.

(c)    Notwithstanding the provisions of paragraph (a) of this Section, all amounts on deposit in the Collateral Account shall be released by Lender to Borrowers upon the written request of Borrowers to Lender if all of the following conditions are satisfied:
(i)    No Default or Event of Default has occurred and is continuing under this Agreement or any of the other Loan Documents.
(ii)    For any four consecutive fiscal quarters ending on or after June 30, 2015, the EBITDAR/Management Fee Adjusted for the Operators is not less than $495,000, as determined based on quarterly financial statements of Operators which have been delivered to Lender as required by Section 7.4(a) of this Agreement, and compliance certificates delivered to Lender in accordance with Section 7.4(a) of this Agreement containing a correct computation of such EBITDAR/Management Fee Adjusted for Operators.
(iii)    For any four consecutive fiscal quarters ending on or after June 30, 2015, the EBITDAR/Management Fee Adjusted for Benton Operators is not less than $450,000, as determined based on quarterly financial statements of Benton Operators which have been delivered to Lender as required by Section 7.4(a) of the Benton Owner Loan Agreement, and compliance certificates delivered to Lender in accordance with Section 7.4(a) of the Benton Owner Loan Agreement containing a correct computation of such EBITDAR/Management Fee Adjusted for Benton Operators.
3.5    Release of a Project. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, subject to the provisions set forth below in this Section, Borrowers shall have the right to consummate the sale or refinancing of a Project (the “Release Project”) before selling or refinancing the other Projects (the “Remaining Project”), and to obtain a release of the Mortgage and the Assignment of Rents that encumber the Release Project, provided that all of the following conditions are satisfied:
(i)    Borrowers shall give Lender not less than 15 days’ prior written notice of the closing of the sale or refinancing of the Release Project.
(ii)    There shall not have occurred and be continuing any Default or Event of Default under this Agreement or any of the other Loan Documents on the date of such notice or on the date of the closing of the sale or refinancing of the Release Project (the “Release Date”).
(iii)    Borrowers shall make a prepayment on the principal of the Loan (the “Release Payment”) on the Release Date in the greater of the following two amounts:
(A)    That amount which will cause the principal balance outstanding on the Loan after the Release Payment is made to be 80% of the “as is” appraised value of the Remaining Projects, as set forth in a new appraisal of the Remaining Projects addressed to Lender and satisfactory to Lender, prepared by a certified or licensed appraiser who is approved by Lender, each in its sole and absolute discretion.

(B)    That amount which will reduce the principal balance outstanding on the Loan to an amount (the “Assumed Loan Amount”) such that EBITDAR for the Operators which are the lessees of the Remaining Projects, for the 12-month period ending on the last day of the calendar month immediately preceding the Release Date, is not less than 1.75 times the total amount of principal and interest that would be payable on a loan (the “Assumed Loan”) during a period of one year, based on the assumptions set forth below. The assumptions referred to above are that (i) the principal amount of the Assumed Loan throughout such one-year period is the Assumed Loan Amount; (ii) the Assumed Loan bears interest throughout such one-year period at an interest rate equal to the interest rate in effect on the Loan on the Release Date; and (iii) a monthly principal payment will be due on the Assumed Loan during each month of such 12-month period, in an amount per month based on a 25-year amortization schedule, calculated by the Lender in the same manner as the amount of the principal payment which is provided for in Section 3.1(b) of the Note was calculated.
(iv)    Borrowers shall pay all costs, expenses and fees incurred by Lender in connection with such partial release, including, without limitation, the reasonable fees and expenses of legal counsel to Lender and title insurance and escrow charges.
3.6    Uniform Commercial Code Matters.
(a)    All references in this Agreement and the other Loan Documents to the Code are to the Code as from time to time in effect.
(b)    Borrowers represent and warrant to Lender as follows:
(i)    The exact legal names of Borrowers are as stated in the first paragraph of this Agreement
(ii)    The nature of each Borrower entity and the State in which it is organized are as stated in the first paragraph of this Agreement.
(iii)    The address of each Borrower’s chief executive office is 1145 Hembree Road, Roswell, Georgia 30076.
(iv)    Each Borrower has no place of business other than the chief executive office referred to in (iii) above, at the address for notices set forth in Section 12.10 of this Agreement, and at its Project in the State of Arkansas.
(c)    Each Borrower shall not, without not less than 30 days’ prior written notice to Lender, change its legal name, the nature of the Borrower entity, the State in which it is organized, its organizational number in the State in which it is organized, if any, the address of its chief executive office, or the address of its other places of business, from those referred to in paragraph (b) of this Section.
(d)    Borrowers acknowledge that by entering into the security agreements contained in this Agreement and the other Loan Documents, Borrowers have authorized the filing of financing statements and amendments under the Code covering the collateral described in such security agreements, without the signature of Borrowers.
(e)    As additional security for the payment and performance of all of the obligations of all of Borrowers under this Agreement and the other Loan Documents, each Borrower hereby grants to Lender a security interest in all Deposit Accounts (as defined in the Code) from time to time maintained by such Borrower with Lender, all cash and investments from time to time on deposit in all such Deposit Accounts, and all proceeds of all of the foregoing.

ARTICLE 4

LOAN DOCUMENTS

4.1    Loan Documents. As a condition precedent to the Loan Opening, Borrowers agree that they will deliver the following Loan Documents to Lender at or prior to the Loan Opening, all of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:
(a)    Promissory Note. A Promissory Note dated the date hereof (the “Note”), executed by Borrowers jointly and severally and made payable to the order of Lender, in the Loan Amount.
(b)    Mortgages. A separate Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of February 25, 2015 (each a “Mortgage”), duly executed by each Borrower to and for the benefit of Lender, creating a first lien on such Borrower’s Land to secure the Note, the Loan and all obligations of all of Borrowers in connection therewith.
(c)    Assignments of Rents and Leases. A separate Absolute Assignment of Rents and Leases dated as of February 25, 2015 (each an “Assignment of Rents”), duly executed by each Borrower to and for the benefit of Lender, collaterally assigning to Lender all of such Borrower’s rents, leases and profits of its Project as security for the Note, the Loan and all obligations of all of Borrowers in connection therewith.
(d)    Financing Statements. Uniform Commercial Code Financing Statements as required by Lender to perfect all security interests granted by this Agreement, the Mortgages and the other Loan Documents.
(e)    Environmental Indemnity. An Environmental Indemnity Agreement dated as of even date herewith (the “Environmental Indemnity”), executed by Borrowers and Guarantor jointly and severally to and for the benefit of Lender, indemnifying Lender for all risks, liabilities, costs and expenses which may be incurred as a result of environmental matters at the Projects.
(f)    Guaranty. A Guaranty of Payment and Performance dated as of even date herewith (the “Guaranty”), executed by Guarantor to and for the benefit of

Lender, guaranteeing to Lender the payment and performance of all obligations of all Borrowers in connection with the Loan.
(g)    Collateral Assignments. Collateral assignments of such agreements, leases, contracts and other rights or interests of Borrowers with respect to the Projects as Lender may reasonably request.
(h)    Other Loan Documents. Such other documents and instruments as Lender may reasonably require.
4.2    Interest Rate Protection.
(a)    Any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of any Borrower arising under or in connection with all Hedging Transactions and Hedging Agreements to which Lender is a party shall be secured by all of the collateral for the Loan.
(b)    As additional security for the payment and performance of all of the obligations of Borrowers under this Agreement and the other Loan Documents, Borrowers hereby pledge and assign to Lender, and grant to Lender a first lien on and a first priority security interest in, (i) all Hedging Transactions from time to time entered into by any Borrower with Lender or any other provider, (ii) all contracts from time to time entered into by any Borrower with Lender or any other provider with respect to such Hedging Transactions, (iii) all amounts from time to time payable to any Borrower under such Hedging Transactions and contracts, and (iv) all proceeds of all of the foregoing.

ARTICLE 5

CONDITIONS TO LOAN DISBURSEMENTS

5.1    Conditions to Loan Opening. As conditions precedent to the Loan Opening, (i) Borrowers shall satisfy all applicable conditions and requirements contained in other Sections of this Agreement, and (ii) Borrowers shall furnish the following to Lender at or prior to the Loan Opening or at such time as is set forth below, all of which must be satisfactory to Lender and Lender’s counsel in form, content and execution:
(a)    Title Insurance Policies. A loan title insurance policy for each Project, issued on the date of the Loan Opening by the Title Insurance Company to Lender, in the full amount of the Loan to the Borrower which is the owner of such Project, insuring the applicable Mortgage to be a valid first, prior and paramount lien upon the fee title to the Project, as the case may be, subject only to the Permitted Exceptions, and containing such endorsements as Lender may require, each in form and substance satisfactory to Lender (each a “Title Insurance Policy”).
(b)    Surveys. A current plat of survey (each a “Survey”) of each parcel of the Land, which shall (i) be made by a land surveyor licensed in the State, (ii) be prepared in accordance with the 2011 Minimum Standard Detail Requirements for

ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS, (iii) include such Table A Items as Lender shall require, (iv) be made such that the relative positional accuracy of the Survey does not exceed that which is specified in the Accuracy Standards as adopted by ALTA and NSPS and in effect on the date of the Survey, (v) contain a certificate acceptable to Lender naming the applicable Borrower, Lender and the Title Insurance Company, and (v) contain such additional information as may be required by Lender or the Title Insurance Company.
(c)    Insurance Policies. Evidence satisfactory to Lender in its reasonable judgment that the insurance coverages required by Section 7.3 hereof are in force.
(d)    Utilities; Licenses; Permits. As to each Project, evidence satisfactory to Lender that --
(i)    All utility and municipal services required for the occupancy and operation of the Project are available and currently servicing the Project;
(ii)    All permits, licenses and governmental approvals required by applicable law to occupy and operate each Project and each Facility have been issued, are in full force and all fees therefor have been fully paid;
(iii)    The storm and sanitary sewage disposal system, the water system and all mechanical systems serving the Project comply with all applicable laws, ordinances, rules and regulations, including Environmental Laws and the applicable environmental protection agency, pollution control board and/or other governmental agencies having jurisdiction of the Project have issued their permits for the operation thereof; and
(iv)    All utility, parking, access (including curb-cuts and highway access), recreational and other easements and permits required or necessary for the use of the Project have been granted or issued.
(e)    Environmental Reports. As to each Project, an environmental site assessment (each an “Environmental Report”) prepared at Borrowers’ sole cost and expense by an independent professional environmental consultant approved by Lender in its sole and absolute discretion. The Environmental Reports shall be subject to Lender’s approval in its sole and absolute discretion. If any Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, Lender may also require as a condition to the Loan Opening, in its sole and absolute discretion, a written report (also referred to herein as an “Environmental Report”) based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions. Any additional Environmental Report prepared pursuant to this requirement shall be subject to Lender’s approval, in its sole and absolute discretion.
(f)    Appraisals. As to the Project owned by each Borrower, an appraisal of the Project addressed to Lender and satisfactory to Lender, prepared by a certified or licensed appraiser who is approved by Lender, each in its sole and absolute discretion, which appraisals must show “as is” appraised values of the Projects in amounts not less than the following:
Borrower 1’s Project - $6,240,000
Borrower 2’s Project - $6,560,000
Borrower 3’s Project - $5,520,000

such that the Loan Amount will not exceed an amount equal to 80% of the aggregate “as is” appraised value of the Projects.
(g)    Documents of Record. Copies of all documents of record which affect the Projects, including, without limitation, the Declarations, and estoppel letters from the other parties thereto covering such matters as Lender shall reasonably require.
(h)    Searches. A report from the appropriate filing officers of the state and counties in which the Land is located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Exceptions and liens and security interests in favor of Lender) are of record or on file encumbering any portion of such Land, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrowers and Guarantor.
(i)    Attorney’s Opinions. An opinion or opinions of counsel to Borrowers and Guarantor addressing such issues as Lender may request, subject to assumptions and qualifications satisfactory to Lender.
(j)    Organizational Documents. Organizational documents, any resolutions required by such documents, and good standing certificates, for Borrowers and the other parties to the Loan Documents, and for any entities executing Loan Documents on behalf of Borrowers or any other parties to the Loan Documents.
(k)    Leases and Subleases. A copy of each Lease and each Sublease, and in the case of each Project, a lease subordination and non-disturbance agreement with the applicable ADK Operator and Aria Operator. In addition, Borrowers shall deposit all security deposits required under the Leases and Subleases, if any, with Lender in an account in the name of one or more Borrowers.
(l)    Management and Consulting Agreements. As to each Project, if the applicable Operator has entered into a management or consulting agreement with respect to the Project, a copy of such management or consulting agreement and a subordination agreement from the manager or consultant in a form satisfactory to Lender.
(m)    Operations Transfer Agreements. A copy of each Operations Transfer Agreement, and such agreements between Lender, ADK Operators and Borrowers as Lender shall require.

(n)    Real Estate Taxes. Copies of the most recent real estate tax bills for the Land and evidence satisfactory to Lender that each parcel of the Land is separately assessed for real estate taxing purposes.
(o)    Broker. Evidence satisfactory to Lender that all brokers’ commissions or fees due with respect to the Loan or the Projects have been paid in full in cash.
(p)    Property Condition Reports. A property condition report for each Project prepared at Borrowers’ sole cost and expense by an independent consultant approved by Lender in its sole and absolute discretion, and which shall be subject to Lender’s approval in its sole and absolute discretion.
(q)    Additional Documents. Such other papers and documents regarding Borrowers, Operators, the Projects or the Facilities as Lender may reasonably require.
5.2    Additional Conditions to Loan Opening. The following are additional conditions precedent to the Loan Opening:
(a)    Written Request. Borrowers shall have delivered to Lender a written request for disbursement prepared in such form and detail, and accompanied by such supporting information and documents, as shall be strictly satisfactory to Lender.
(b)    Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement, the other Loan Documents and other documents delivered to Lender shall be true and correct in all material respects as of the date of the Loan Opening.
(c)    Financial Condition. There shall be no material adverse change in the financial condition of any Borrower or Guarantor as of the date of the Loan Opening.
(d)    Accounts Set Up with Lender.  Without limitation on the generality of paragraph (f) below, Borrowers and Operators shall have set up all of their respective operating accounts with Lender as required by Section 7.10 of this Agreement, and Borrowers shall have created and funded the Collateral Account as required by Section 3.4 of this Agreement.
(e)    Interest Rate Protection. Borrowers shall have purchased from a qualified counterparty one or more contracts for interest rate protection for such portion or all of the Loan as Lender may require, which contracts shall be in effect for the full term of the Loan and for a rate and otherwise in form and substance satisfactory to Lender in all respects. Lender agrees that interest rate protection is not required for the Loan.
(f)    No Default or Event of Default. No Default or Event of Default under this Agreement or under any other Loan Document shall have occurred and be continuing as of the date of the Loan Opening.

5.3    Termination of Agreement. Borrowers agree that all conditions precedent to the Loan Opening will be complied with on or prior to the Required Loan Opening Date. If all of the conditions precedent to the Loan Opening hereunder shall not have been performed on or before the Required Loan Opening Date, Lender, at its option at any time thereafter and prior to the Loan Opening, may terminate this Agreement and all of its obligations hereunder by giving a written notice of termination to Borrowers. In the event of such termination, Borrowers shall pay all Loan Expenses which have accrued or been charged as of the date of such termination.
ARTICLE 6

PAYMENT OF LOAN EXPENSES
6.1    Payment of Loan Expenses at Loan Opening. At the Loan Opening, Lender may pay from Loan Proceeds all Loan Expenses, to the extent the same have not been previously paid.
ARTICLE 7

FURTHER AGREEMENTS OF BORROWER

7.1    Mechanics’ Liens, Taxes and Contest Thereof. Borrowers agree that they will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Projects and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, and will pay all special assessments which have been placed in collection and all real estate taxes and assessments of every kind (regardless of whether the same are payable in installments) upon the Projects, before the same become delinquent; provided, however, that Borrowers shall have the right to contest in good faith and with reasonable diligence the validity of any such lien, claim, tax or assessment if the right to contest such matters is expressly granted in the Mortgages. If Borrowers shall fail promptly either to discharge or to contest claims, taxes or assessments asserted or give security or indemnity in the manner provided in the Mortgages, or having commenced to contest the same, and having given such security or indemnity shall fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Mortgages, or upon the adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, in its sole discretion, effect any settlement or compromise of the same. Any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety bonds, shall be deemed to constitute disbursement of Loan Proceeds hereunder. In settling, compromising, discharging or providing indemnity or security for any claim for lien, tax or assessment, Lender shall not be required to inquire into the validity or amount thereof.
7.2    Fixtures and Personal Property. Except for security interests granted to Lender, Borrowers agree that all of the personal property, fixtures, attachments, furnishings and equipment delivered in connection with the construction, equipping or operation of the Projects will be kept free and clear of all chattel mortgages, vendor’s liens, and all other liens, claims, encumbrances and security interests whatsoever, and that Borrowers will be the absolute owners of said personal property, fixtures, attachments and equipment, subject to the rights of ADK Operators under the Leases and the rights of Aria Operators under the Subleases. Borrowers, on request, shall furnish Lender with satisfactory evidence of such ownership, and of the terms of purchase and payment therefor.
7.3    Insurance Policies. Borrowers shall, at their expense, during the term of this Agreement, procure and keep in force, or cause to be procured and kept in force by Operators, the insurance coverages described in Exhibit D attached to this Agreement and conforming to the insurance requirements contained in the Mortgages, and in addition thereto, professional liability insurance covering the operations in the Projects in such amounts and with such deductibles as shall be approved by Lender. In addition, all insurance shall be in form, content and amounts approved by Lender and written by an insurance company or companies licensed to do business in the state in which the Projects are located and domiciled in the United States or a governmental agency or instrumentality approved by Lender. The policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Lender to collect any and all proceeds payable thereunder and shall include a 30 day (except for nonpayment of premium, in which case, a 10 day) notice of cancellation clause in favor of Lender. All policies or certificates of insurance shall be delivered to and held by Lender as further security for the payment of the Note and any other obligations arising under the Loan Documents, with evidence of renewal coverage delivered to Lender at least 30 days before the expiration date of any policy.
7.4    Furnishing Information.
(a)    Borrowers shall promptly supply Lender with such information concerning their assets, liabilities and affairs, and the assets, liabilities and affairs of Guarantor, as Lender may reasonably request from time to time hereafter; which shall include:
(i)    Without the necessity of any request by Lender, as soon as available and in no event later than 45 days after the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2105, financial statements of each Borrower showing the results of operations of its Project and consisting of a balance sheet, statement of income and expense and a statement of cash flows, prepared in accordance with GAAP, and certified by an officer of such Borrower.
(ii)    Without the necessity of any request by Lender, as soon as available and in no event later than 120 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2014, annual financial statements of each Borrower showing the results of operations of its Project and consisting of a balance sheet, statement of income and expense and a statement of cash flows, prepared in accordance with GAAP, and certified by an officer of such Borrower, and accompanied by an audit report of a firm of independent certified public accountants acceptable to Lender.
(iii)    Without the necessity of any request by Lender, as soon as available and in no event later than 45 days after the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2105, consolidated and consolidating financial statements of Operators showing the results of operations of the Facilities and consisting of a balance sheet, statement of income and expense and statement of payor mix, prepared in accordance with GAAP, and certified by an officer of Operators.
(iv)    Without the necessity of any request by Lender, as soon as available and in no event later than 120 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2014, an annual consolidated and consolidating financial statement of Operators showing the results of operations of the Facilities and consisting of a balance sheet, statement of income and expense, statement of cash flows and statement of payor mix, prepared in accordance with GAAP, certified by an officer of Operators, and accompanied by an audit report of a firm of independent certified public accountants acceptable to Lender;
(v)    Without necessity of any request by Lender, as soon as available and in no event later than 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2014, annual consolidated financial statements of AdCare, consisting of a balance sheet, statement of income and expense and a statement of cash flows, prepared in accordance with GAAP, and certified by an officer of AdCare, and accompanied by an audit report of a firm of independent certified public accountants acceptable to Lender.
(vi)    Without necessity of any request by Lender, with each quarterly financial statement of Operators required to be furnished hereunder, a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by appropriate officers of Borrowers, Operators and AdCare, containing a computation of each of the financial covenants set forth in Sections 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 and 7.20 hereof which is required to be tested for or during the period covered by such financial statement, and stating that Borrowers have not become aware of any Default or Event of Default under this Agreement or any of the other Loan Documents that has occurred and is continuing or, if there is any such Default or Event of Default describing it and the steps, if any, being taken to cure it.
(b)    Borrowers shall promptly notify Lender of any condition or event which constitutes a Default or Event of Default under this Agreement or any of the other Loan Documents, and of any material adverse change in the financial condition of any Borrower or any Guarantor.
(c)    It is a condition of this Agreement and the Loan that Borrowers, Operators and AdCare shall each maintain a standard and modern system of accounting in accordance with GAAP consistently applied.
(d)    It is a condition of this Agreement and the Loan that Borrowers and Operators shall each permit Lender or any of its agents or representatives to have access to and to examine all books and records regarding the Projects and the Facilities at any time or times hereafter upon reasonable prior notice during business hours.

(e)    It is a condition of this Agreement and the Loan that Borrowers and Operators shall each permit Lender to copy and make abstracts from any and all of said books and records.
7.5    Excess Indebtedness. Borrowers agree to pay to Lender on demand the amount by which the indebtedness hereunder, at any time, may exceed the Loan Amount.
7.6    Certain Title Related Matters.
(a)    Borrowers shall comply with all recorded or other covenants affecting the Projects, including, without limitation, the Declarations. Borrowers shall not record or permit to be recorded any document, instrument, agreement or other writing against the Land other than Permitted Exceptions.
(b)    Borrowers shall at all times duly perform and observe all of the terms, provisions, conditions and agreements on their part to be performed and observed under the Declarations, and shall not suffer or permit any Default or Event or Default on the part of Borrowers to exist thereunder, and shall not agree or consent to, or suffer or permit, any modification, amendment or termination thereof without the prior written consent of Lender. Borrowers shall promptly furnish to Lender copies of all notices of default and other material documents and communications sent or received by Borrowers under or relating to any Declaration.
(c)    Borrowers shall cause each of the Projects to be taxed as one or more separate tax parcels which do not include any property other than the Projects.
(d)    Borrowers shall ensure that under applicable law, each of the Projects may be encumbered, conveyed and otherwise dealt with as a separate legal parcel.
7.7    Compliance with Laws; Environmental Matters. Each of the following is a condition of this Agreement and the Loan:
(a)    Borrowers and Operators shall comply, in all respects, including the conduct of their business and operations and the use of their properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, including without limitation, Environmental Laws, Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations, and all laws, rules and regulations of any governmental authorities pertaining to the licensing of professional and other health care providers.
(b)    With the exception of Permitted Substances, the Projects will not be used, for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous Substances, and no Hazardous Substances will exist on the Projects or under the Projects or in any surface waters or groundwaters on or under the Projects. The Projects and their existing and future uses will comply with all Environmental Laws, and Borrowers and Operators will not violate any Environmental Laws.

7.8    ERISA Liabilities; Employee Plans. It is a condition of this Agreement and the Loan that Borrowers and Operators shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to any Borrower or Operator; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify Lender immediately upon receipt by any Borrower or Operator of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.
7.9    Licensure; Notices of Agency Actions. The following are conditions of this Agreement and the Loan:
(a)    Subject to the provisions of paragraph (b) of this Section, Operators shall be fully qualified by all necessary permits, licenses, certifications, accreditations and qualifications and shall be in compliance with all annual filing requirements of all regulatory authorities.
(b)    The State of Arkansas licenses for the operation of each Facility are held by the applicable Operator in its own name. The Medicare and Medicaid certifications for each Facility are currently held by the applicable ADK Operator. It is a condition of this Agreement and the Loan that by June 1, 2015, each Aria Operator shall have obtained Medicare and Medicaid certifications for its Facility in its own name. Pending the receipt of such Medicare and Medicaid certifications by each Aria Operator, (i) the applicable ADK Operator shall retain the existing Medicare and Medicaid certifications for each Facility, and (ii) Each Aria Operator shall operate its Facility under the license and Medicare and Medicaid certifications of the applicable ADK Operator under the Operations Transfer Agreement applicable to its Facility. Upon the issuance of the Medicare and Medicaid certifications for each Facility to the applicable Aria Operator, the arrangements described above under the Operations Transfer Agreement for such Facility shall terminate and the applicable Aria Operator shall thereafter operate such Facility under its own Medicare and Medicaid certifications.
(c)    Borrowers, ADK Operators and Aria Operators shall within five days after receipt, furnish to Lender copies of all adverse notices from any licensing, certifying, regulatory, reimbursing or other agency which has jurisdiction over any Project or any Facility or over any license, permit or approval under which any Project or any Facility operates, and if any Borrower, ADK Operator or Aria Operator becomes aware that any such notice is to be forthcoming before receipt thereof, it shall promptly inform Lender thereof.
7.10    Project and Facility Accounts and Revenues.
(a)    It is a condition of this Agreement and the Loan that Borrowers and ADK Operators shall each set up and maintain all of their respective operating accounts and other accounts related to the Projects and the Facilities with Lender, shall deposit all of their respective income and receipts promptly upon receipt in such accounts, and shall maintain all of their respective cash and investments on deposit in deposit accounts with Lender.
(b)    Borrowers shall deposit all Gross Revenues promptly upon receipt thereof, into a bank account or accounts maintained by Borrowers with Lender. As additional security for the payment and performance of all of the obligations of Borrowers under this Agreement and the other Loan Documents, Borrowers hereby pledge and assign to Lender, and grant to Lender a first lien on and a first priority security interest in, the Gross Revenues, all of Borrowers’ present and future Accounts (as defined in the Code), and the proceeds of all of the foregoing.
7.11    Single-Asset Entity; Indebtedness; Distributions.
(a)    Each Borrower shall not at any time own any asset or property other than its Project and property related thereto, and shall not at any time engage in any business other than the ownership, development, construction, leasing and operation of its Project. The articles of organization and operating agreement of each Borrower shall not be modified or amended, nor shall any member of any Borrower be released or discharged from its obligations under the operating agreement of such Borrower.
(b)    Each Borrower shall not at any time have outstanding any indebtedness or obligations, secured or unsecured, direct or indirect, absolute or contingent, including any guaranty, other than the following: (i) obligations to Lender; (ii) obligations under interest rate protection agreements to which Lender is a party; (iii) obligations, other than borrowings, incurred in the ordinary course of the ownership and operation of its Project; and (iv) obligations under its Lease.
(c)    If any Default or Event of Default shall occur and be continuing under this Agreement or any of the other Loan Documents, each Borrower shall not, directly or indirectly, make any Distribution. In addition, each Borrower shall not, directly or indirectly, at any time make any Distribution that would cause such Borrower’s cash and cash equivalents remaining after such Distribution to be less than an amount equal to the aggregate of (i) the total amount of the security and other deposits received by such Borrower from tenants of its Project, (ii) the total amount of accrued but unpaid real estate taxes on its Project, based on the last full year tax bill or bills received by such Borrower, minus any amount held in a real estate tax escrow by Lender, and (iii) a reasonable working capital reserve.
7.12    Restrictions on Transfer.
(a)    Each Borrower shall not effect, suffer or permit any Prohibited Transfer. Any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or any agreement to do any of the foregoing) of any of the following properties or interests shall constitute a “Prohibited Transfer”:
(i)    Any Project or any part thereof or interest therein, excepting only sales or other dispositions of collateral for the Loan no longer useful in connection with the operation of such Project, provided that prior to the sale or other disposition thereof, such collateral has been replaced by collateral of at least equal value and utility and which is subject to the lien of the applicable Mortgage with the same priority as with respect to the original collateral;
(ii)    Any shares of capital stock of a corporate Borrower or a corporation which is a direct or indirect owner of an ownership interest in any Borrower (other than the shares of capital stock of a corporate trustee or a corporation whose stock is publicly traded on a national securities exchange or on the National Association of Securities Dealers’ Automated Quotation System);
(iii)    All or any part of the membership interests in a limited liability company Borrower or a limited liability company which is a direct or indirect owner of an ownership interest in any Borrower;
(iv)    All or any part of the general partner or the limited partner interest, as the case may be, of a partnership or limited partnership Borrower, or a partnership or limited partnership which is a direct or indirect owner of an ownership interest in any Borrower; or
(v)    If there shall be any change in Control (by way of transfers of stock, partnership or member interests or otherwise) in any partner, member, manager or shareholder, as applicable, which directly or indirectly Controls the day to day operations and management of any Borrower that is not a natural person and/or owns a Controlling interest in any Borrower; provided, however, that this subparagraph shall not apply to AdCare;
in each case whether any such conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest, encumbrance or alienation is effected directly, indirectly (including the nominee agreement), voluntarily or involuntarily, by operation of law or otherwise; provided, however, that the foregoing provisions of this Section shall not apply to (i) liens securing obligations to Lender, (ii) the lien of current taxes and assessments not in default, (iii) any transfers of any Project, or part thereof, or interest therein, or any shares of stock or partnership or limited liability company interests, as the case may be, by or on behalf of an owner thereof who is deceased or declared judicially incompetent, to such owner’s heirs, legatees, devisees, executors, administrators, estate or personal representatives, (iv) the Leases, or (v) Permitted Exceptions.
(b)    In determining whether or not to make the Loan, Lender evaluated the background and experience of Borrowers and their members in owning and operating property such as the Projects, found it acceptable and relied and continues to rely upon same as the means of maintaining the value of the Projects. Borrowers and their members are well experienced in borrowing money and owning and operating property such as the Projects, were ably represented by a licensed attorney at law in the negotiation and documentation of the Loan and bargained at arm’s length and without duress of any kind for all of the terms and conditions of the Loan, including this provision. Borrowers recognize that Lender is entitled to keep its loan portfolio at current interest rates by either making new loans at such rates or collecting assumption fees and/or increasing the interest rate on a loan, the security for which is purchased by a party other than the original Borrowers. Borrowers further recognize that any further junior financing placed upon the Projects (a) may divert funds which would otherwise be used to pay the Note; (b) could result in acceleration and foreclosure by any such junior encumbrancer which would force Lender to take measures and incur expenses to protect its security; (c) would detract from the value of the Projects should Lender come into possession thereof with the intention of selling same; and (d) would impair Lender’s right to accept a deed in lieu of foreclosure, as a foreclosure by Lender would be necessary to clear the title to the Projects. In accordance with the foregoing and for the purposes of (i) protecting Lender’s security, both of repayment and of value of the Projects; (ii) giving Lender the full benefit of its bargain and contract with Borrowers; (iii) allowing Lender to raise the interest rate and collect assumption fees; and (iv) keeping the Projects free of subordinate financing liens, Borrowers agree that if this Section is deemed a restraint on alienation, that it is a reasonable one.
7.13    Leasing, Operation and Management of Projects.
(a)    Each Project shall at all times be owned by the applicable Borrower, leased to the applicable ADK Operator under the applicable Lease, and subleased by the applicable ADK Operator to the applicable Aria Operator (with the result that no Borrower shall operate a Facility). Each Borrower shall not agree or consent to or suffer or permit any modification, amendment, termination or assignment of, or sublease under, its Lease (other than the applicable Sublease), and shall not suffer or permit any Event of Default on the part of such Borrower to exist at any time under such Lease. It is a condition of this Agreement and the Loan that each ADK Operator shall not agree or consent to or suffer or permit any modification, amendment, termination or assignment of, or sublease under, its Sublease, and shall not suffer or permit any Event of Default on the part of such ADK Operator to exist at any time under such Sublease, including, without limitation, any amendment changing in the rent payable under such Sublease. It is a condition of this Agreement and the Loan that each Borrower, applicable ADK Operator and Applicable Aria Operator shall enter into an agreement in a form acceptable to Lender which shall require (i) such Aria Operator to pay all rental under the applicable Sublease directly to an account of such Borrower at Lender, and (ii) such ADK Operator to pay any rent under the applicable Lease in addition to the amount of the rent payable under the applicable Sublease directly to an account of such Borrower at Lender.
(b)    Each Facility shall at all times be operated as skilled nursing facility under the management of the applicable Operator.
7.14    Minimum Debt Service Coverage of Operators. If the Transition has not occurred, it is a condition of this Agreement and the Loan that for each fiscal quarter commencing with the fiscal quarter ending March 31, 2015, the ratio of --
(i)    the amount of the combined EBITDAR/Fully Adjusted for Operators for such fiscal quarter, to

(ii)    the total amount of principal and interest required to be paid on the Loan for such fiscal quarter, shall be not less than 1.75 to 1.00.
7.15    Minimum Combined Rental of Borrowers. If the Transition has not occurred, it is a condition of this Agreement and the Loan that as of the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2015, the combined rental income received by Borrowers from the leasing of the Facilities for such fiscal quarter shall be not less than $290,000.
7.16    Minimum Fixed Charge Coverage Ratio of Operators. If the Transition has not occurred, it is a condition of this Agreement and the Loan that as of the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2015, that the ratio of --
(i)    the amount of the combined EBITDAR/Cap Ex Adjusted for Operators for the 12-month period ending on the last day of such fiscal quarter, to
(ii)    the sum of the combined amounts of the following for Operators for the 12‑month period ending on the last day of such fiscal quarter: (A) Rental Expense, plus (B) Debt Service, plus (C) Distributions, other than any amounts which were treated as an expense for accounting purposes, plus (D) federal and state income taxes, shall be not less than 1.10 to 1.00. For the avoidance of doubt, (i) unlike Section 7.14 hereof, the Net Income for Operators used in calculating EBITDAR of Operators for the purpose of this Section for any period shall be computed by taking into account each Operator’s actual management fees for such period only and not taking into account any imputed management fees.
7.17    Minimum EBITDAR/Management Fee Adjusted for Operators. If the Transition has occurred, it is a condition of this Agreement and the Loan that for each fiscal quarter commencing with the fiscal quarter ending March 31, 2015, the EBITDAR/Management Fee Adjusted for the Operators shall be not less than $495,000.
7.18    Minimum Fixed Charge Coverage Ratio of Borrowers. It is a condition of this Agreement and the Loan that as of the end of each fiscal quarter commencing with the fiscal quarter ending March 31, 2015, that the ratio of --
(i)    the amount of the combined EBITDA for Borrowers for the 12-month period ending on the last day of such fiscal quarter, to
(ii)    the sum of the combined amounts of the following for Borrowers for the 12‑month period ending on the last day of such fiscal quarter: (A) Debt Service, plus (B) Distributions, other than any amounts which were treated as an expense for accounting purposes, plus (C) federal and state income taxes, shall be not less than 1.10 to 1.00. Notwithstanding the foregoing provisions of this Section, in the case of the fiscal quarters ending March 31, 2015, June 30, 2015, September 30, 2015,

and December 31, 2015, the calculation of such ratio shall be made for the period commencing on March 1, 2015, and ending on the last day of such quarter, instead of for the full 12-month period ending on the last day of such quarter.
7.19    AdCare Debt Service Coverage Ratio. It is a condition of this Agreement and the Loan that for each fiscal year commencing with the fiscal year ended December 31, 2014, the ratio of --
(i)    the amount of EBITDAR for AdCare for such year, to
(ii)    the sum of the total amount of the following required to be paid by AdCare for such year: (A) Debt Service, plus (B) Rental Expense, shall be not less than 1.00 to 1.00.
7.20    AdCare Leverage Ratio. It is a condition of this Agreement and the Loan that for each fiscal year commencing with the fiscal year ended December 31, 2014, the ratio of --
(i)    the total amount of long term senior secured indebtedness of AdCare, including the current portion thereof, each as determined in accordance with GAAP, outstanding on the last day of such year, to
(ii)    the amount of EBITDA for AdCare for such year,
shall be not more than 11.00 to 1.00.
7.21    Concerning Operators.
(a)    It is a condition of this Agreement and the Loan that each Operator shall not at any time own any asset or property other than the assets of its Facility and property related thereto, and shall not at any time engage in any business other than the operation of its Facility.
(b)    It is a condition of this Agreement and the Loan that each Operator shall not at any time have outstanding any indebtedness or obligations, secured or unsecured, direct or indirect, absolute or contingent, including any guaranty, other than the following: (i) obligations to Lender; (ii) obligations under interest rate protection agreements to which Lender is a party; (iii) obligations, other than borrowings, incurred in the ordinary course of the ownership and operation of its Facility; and (iv) obligations under its Lease.
(c)    It is a condition of this Agreement and the Loan that with the exception of security interests granted to secure any future financing which Lender may provide to any Operator, all of each Operator’s property and assets shall at all times be free and clear of all liens, encumbrances and security interests.
7.22    Security Interest Matters. This Agreement is intended to be a security agreement under the Code for the purpose of creating the security interests provided for herein. Borrowers shall execute and deliver such additional security agreements and other documents as Lender shall from time to time request in order to create and perfect such security interests. Borrowers shall keep all collateral in which security interests are created under this Agreement free and clear of all other liens, security interests and encumbrances.
7.23    Further Assurance. Borrowers, on reasonable request of Lender, from time to time, shall execute and deliver such documents as may be necessary to perfect and maintain perfected as valid liens upon the Projects and the personal property owned by Borrowers located thereon the liens granted to Lender pursuant to this Agreement or any of the other Loan Documents, and to fully consummate the transactions contemplated by this Agreement.

ARTICLE 8

CASUALTIES AND CONDEMNATION

8.1    Application of Insurance Proceeds and Condemnation Awards. The proceeds of any insurance policies collected or claims as a result of any loss or damage to any portion of any Project resulting from fire, vandalism, malicious mischief or any other casualty or physical harm and any awards, judgments or claims resulting from the exercise of the power of condemnation or eminent domain shall be applied to reduce the outstanding balance of the Loan or to rebuild and restore such Project, as provided in the applicable Mortgage. Borrowers shall not settle and adjust any claims under policies of insurance except as provided in the Mortgage.
ARTICLE 9

ASSIGNMENTS, SALE AND ENCUMBRANCES

9.1    Lender’s Right to Assign. Lender may assign, negotiate, pledge or otherwise hypothecate this Agreement or any of its rights and security hereunder, including the Note, the Mortgages and the other Loan Documents, to any bank, participant, financial institution or other person or entity, and in case of such assignment, negotiation, pledge or other hypothecation, Borrowers shall accord full recognition thereto and agree that all rights and remedies of Lender in connection with the interest so assigned, negotiated, pledged or otherwise hypothecated shall be enforceable against Borrowers by such bank, participant, financial institution or other person or entity, with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment, negotiation, pledge or other hypothecation.
9.2    Prohibition of Assignments and Encumbrances by Borrowers. Except as expressly permitted by this Agreement, Borrowers shall not create, effect, consent to, attempt, contract for, agree to make, suffer or permit any Prohibited Transfer.

ARTICLE 10

EVENTS OF DEFAULT BY BORROWER

10.1    Event of Default Defined. The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:
(a)    Borrowers fail to pay (i) any installment of principal or interest payable pursuant to the Note on the date when due, or (ii) any other amount payable to Lender under the Note, this Agreement or any of the other Loan Documents when any such payment is due in accordance with the terms hereof or thereof;
(b)    If there is any failure to perform, observe or satisfy any obligation, covenant, agreement, term, condition or provision contained in any of the following provisions of this Agreement: Section 7.9(a), 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, 7.21 or 7.22;
(c)    If there is any failure to perform, observe or satisfy any obligation, covenant, agreement, term, condition or provision contained in this Agreement and not otherwise described in this Section; provided, however, that --
(i)    If such failure can be cured solely by the payment of money, such failure shall not constitute an Event of Default unless it shall continue for a period of five days after written notice to Borrowers;
(ii)    If such failure cannot be cured solely by the payment of money and does not pose an emergency or dangerous condition or a material threat to the security for the Loan, such failure shall not constitute an Event of Default unless it shall continue for a period of 30 days after written notice to Borrowers; and
(iii)    If a failure described in (ii) above is of such a nature that it cannot reasonably be cured within such 30-day period, and if such failure is susceptible of cure, it shall not constitute an Event of Default if corrective action is instituted by Borrowers within such 30-day period and is diligently pursued and such failure is cured within 90 days after the occurrence of such failure;
(d)    The existence of any inaccuracy or untruth in any material respect in any representation or warranty contained in this Agreement or any of the other Loan Documents or of any statement or certification as to facts delivered to Lender by Borrowers or Guarantor; provided, however, that --
(i)    If such inaccuracy or untruth can be cured solely by the payment of money, such failure shall not constitute an Event of Default unless it shall continue for a period of 10 days after any Borrower becomes aware of inaccuracy or untruth, whether by notice from Lender or otherwise;

(ii)    If such inaccuracy or untruth cannot be cured solely by the payment of money and does not pose an emergency or dangerous condition or a material threat to the security for the Loan, such failure shall not constitute an Event of Default unless it shall continue for a period of 30 days after any Borrower becomes aware of inaccuracy or untruth, whether by notice from Lender or otherwise; and
(iii)    If a failure described in (ii) above is of such a nature that it cannot reasonably be cured within such 30-day period, and if such failure is susceptible of cure, it shall not constitute an Event of Default if corrective action is instituted by Borrowers within such 30-day period and is diligently pursued and such failure is cured within 120 days after any Borrower becomes aware of such inaccuracy or untruth, whether by notice from Lender or otherwise;
(e)    The occurrence of a Prohibited Transfer;
(f)    The existence of any collusion, fraud, dishonesty or bad faith by or with the acquiescence of any Borrower, any ADK Operator, any Aria Operator or Guarantor which in any way relates to or affects the Loan, any Project or any Facility;
(g)    The occurrence of a material adverse change in the financial condition of any Borrower, any ADK Operator, any Aria Operator or Guarantor;
(h)    Any Borrower, any ADK Operator, any Aria Operator or Guarantor (i) files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, or (ii) seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of such Borrower, ADK Operator, Aria Operator or Guarantor or of all or any substantial part of the property of such Borrower, ADK Operator, Aria Operator or Guarantor or any portion of any Project or any Facility; or all or a substantial part of the assets of any Borrower, any ADK Operator, any Aria Operator or Guarantor are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released or vacated within 30 days;
(i)    The commencement of any involuntary petition in bankruptcy against any Borrower, any ADK Operator, any Aria Operator or Guarantor or the institution against any Borrower, any ADK Operator, any Aria Operator or Guarantor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of any Borrower, any ADK Operator, any Aria Operator or Guarantor, which shall remain undismissed or undischarged for a period of 30 days;
(j)    The entry against any Borrower, any ADK Operator, any Aria Operator or Guarantor of any final judgment for the payment of money in an amount in excess of $100,000 and such judgment shall not have been, within 30 days from the entry thereof, vacated, satisfied or appealed from and stayed pending appeal;
(k)    The dissolution, termination or merger of any Borrower, any ADK Operator, any Aria Operator or Guarantor, or the occurrence of the death or declaration of legal incompetency of any guarantor who is a natural person;
(l)    The validity or enforceability of this Agreement or any of the other Loan Documents shall be contested by any Borrower, any ADK Operator, any Aria Operator, Guarantor or any other party thereto (other than Lender), or any Borrower, any ADK Operator, any Aria Operator, Guarantor or any other party thereto (other than Lender) shall deny that it has any or further liability or obligation hereunder or thereunder;
(m)    The occurrence of an Event of Default under the Note or any of the other Loan Documents, including, without limitation, any Bank Product Agreement to which Lender or any of its Affiliates is a party, including, without limitation, any Hedging Agreement to which Lender is a party, or any Event of Default or other similar condition or event (however described) shall occur and be continuing with respect to any Bank Product Obligation, including, without limitation, any Hedging Transaction, to which Lender or any of its Affiliates is a party;
(n)    The occurrence of an Event of Default (i) on the part of any Borrower or any ADK Operator under any Lease, (ii) on the part of any ADK Operator or any Aria Operator under any Sublease, or (iii) on the part of any ADK Operator, any Aria Operator or any Borrower under any Operations Transfer Agreement; or
(o)    The occurrence of any Event of Default under any document or agreement evidencing or securing any other obligation or indebtedness of any Borrower, ADK Operator or Guarantor to Lender.
ARTICLE 11

LENDER’S REMEDIES UPON EVENT OF DEFAULT

11.1    Remedies Conferred upon Lender. During the continuance of any Event of Default under this Agreement, Lender, in addition to all remedies conferred upon Lender by law and by the terms of the Note, the Mortgages and the other Loan Documents, may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any others:
(a)    Take possession of any one or more of the Projects and do anything required, necessary or advisable in Lender’s sole judgment to fulfill the obligations of Borrowers hereunder, including the right to employ watchmen to protect any Project from injury. Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in the premises to perform the following actions:

(i)    without inquiring into and without respect to the validity thereof, to pay, settle or compromise all existing bills and claims which may be liens, or to avoid such bills and claims becoming liens, against its Project or any portion thereof or as may be necessary or desirable for the completion of any construction and equipping of such Project or for the clearance of title to such Project;
(ii)    to prosecute and defend actions or proceedings in connection with any Project; and
(iii)    to do any and every act which such Borrower might do in its own behalf with respect to its Project, it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;
(b)    Withhold further disbursement of Loan Proceeds and terminate any of its obligations to Borrowers;
(c)    Declare the Note to be due and payable forthwith, without presentment, demand, protest or other notice of any kind, all of which Borrowers hereby expressly waive;
(d)    In addition to any rights of setoff that Lender may have under applicable law, without notice of any kind to Borrowers, appropriate and apply to the payment of the Note or of any sums due under this Agreement any and all balances, deposits, credits, accounts, certificates of deposit, instruments or money of Borrowers then or thereafter in the possession of Lender; and
(e)    Exercise or pursue any other remedy or cause of action permitted at law or in equity or under this Agreement or any other Loan Document, including, but not limited to, foreclosure of the Mortgages and enforcement of all Loan Documents.
11.2    Right of Lender to Make Advances to Cure Event of Defaults; Obligatory Advances. If Borrowers shall fail to perform any of their covenants or agreements herein or in any of the other Loan Documents contained, Lender may (but shall not be required to) perform any of such covenants and agreements, and any amounts expended by Lender in so doing, and any amounts expended by Lender pursuant to Section 11.1 hereof and any amounts advanced by Lender pursuant to this Agreement shall be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom said funds are disbursed. Loan Proceeds advanced by Lender to complete any work at the Projects or to protect its security for the Loan are obligatory advances hereunder and shall constitute additional indebtedness payable on demand and evidenced and secured by the Loan Documents.
11.3    Attorneys’ Fees. Borrowers shall pay Lender’s reasonable attorneys’ fees and costs in connection with the negotiation, preparation and administration of this Agreement and shall pay Lender’s reasonable attorneys’ fees and costs in connection with the administration and enforcement of this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel for advice or other representation with respect to any matter concerning any Borrower, this Agreement, any Project or the Loan Documents or if Lender employs one or more counsel to protect, collect, lease, sell, take possession of, or liquidate any portion of any Project, or to attempt to enforce or protect any security interest or lien or other right in any portion of any Project or under any of the Loan Documents, or to enforce any rights of Lender or obligations of Borrowers or any other person, firm or corporation which may be obligated to Lender by virtue of this Agreement or under any of the Loan Documents or any other agreement, instrument or document, heretofore or hereafter delivered to Lender in furtherance hereof, then in any such event, all of the attorneys’ fees arising from such services and actually incurred, and any expenses, costs and charges relating thereto and actually incurred, shall constitute an additional indebtedness owing by Borrowers to Lender payable on demand and evidenced and secured by the Loan Documents.
11.4    No Waiver. No failure by Lender to exercise, or delay by Lender in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement and in the Loan Documents are cumulative and not exclusive of each other or of any right or remedy provided at law or in equity. No notice to or demand on Borrowers in any case, in itself, shall entitle Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.
11.5    Default Rate. During the continuance of any Event of Default under this Agreement or any of the other Loan Documents, interest on funds outstanding hereunder shall accrue at the Default Rate and be payable on demand. The failure of Lender to charge interest at the Default Rate shall not be evidence of the absence of an Event of Default or waiver of an Event of Default by Lender.
ARTICLE 12

MISCELLANEOUS

12.1    Time is of the Essence. Borrowers agree that time is of the essence in all of their covenants under this Agreement.
12.2    Joint and Several Obligations; Full Collateralization.
(a)    Each Borrower shall be jointly and severally liable for all of the obligations of all of the Borrowers under this Agreement and the other Loan Documents, regardless of the amount of the Loan Proceeds that is actually disbursed to or for the benefit of each Borrower, or the manner in which Borrowers or Lender account for the Loan in their respective books and records. All of the collateral provided by each Borrower shall secure all of the obligations of all of the Borrowers under this Agreement and the other Loan Documents, regardless of the amount of the Loan Proceeds that is actually disbursed to or for the benefit of each Borrower.

(b)    Each Borrower acknowledges that Lender has advised Borrowers that Lender is unwilling to provide the Loan to Borrowers unless each Borrower agrees to the jointly and several liability and full collateralization described in paragraph (a) above. Each Borrower has determined that it is in its best interest to undertake such joint and several liability and full collateralization, because of, among other things (i) the benefit to each Borrower of being able to obtain the Loan and the desirability of the terms and conditions of the Loan, (ii) the benefit and economies to be realized by Borrowers in obtaining the Loan as a single loan facility as compared to each Borrower’s obtaining an individual loan facility for its Project, and (iii) the fact that each Borrower is an Affiliate of all of the other Borrowers.
(c)    The obligations of each of Borrowers under this Agreement and the other Loan Documents, including, without limitation, the joint and several liability and full collateralization as described in paragraph (a) above, shall be continuing and shall be binding upon each of them, and shall remain in full force and effect, and shall not be discharged, impaired or affected by (i) the power or authority of any other Borrower to execute, acknowledge or deliver this Agreement or any of the other Loan Documents; (ii) the existence or continuance of any obligation on the part of any other Borrower under this Agreement or any of the other Loan Documents; (iii) the validity or invalidity of the obligations of any other Borrower under this Agreement or any of the other Loan Documents; (iv) any defense, setoff or counterclaim whatsoever that any other Borrower may or might have to the performance or observance of the obligations under this Agreement or any of the other Loan Documents or to the performance or observance of any of the terms, provisions, covenants and agreements contained in this Agreement or any of the other Loan Documents, including, without limitation, any defense based on any alleged failure of Lender to comply with the implied covenant of good faith and fair dealing, or any limitation or exculpation of liability on the part of any other Borrower; (v) the existence or continuance of any other Borrower as a legal entity; (vi) the transfer by any other Borrower of all or any part of the property encumbered by the Loan Documents; (vii) any sale, pledge, assignment, surrender, indulgence, alteration, substitution, exchange, extension, renewal, release, compromise, change in, modification or other disposition of any of the obligations of any other Borrower or of any of the Loan Documents, all of which Lender is hereby expressly authorized to make from time to time without notice to Borrowers or any of them, or to anyone; (viii) the acceptance by Lender of the primary or secondary obligation of any party with respect to, or any security for, all or any part of the obligations under this Agreement or any of the other Loan Documents; or (ix) any failure, neglect or omission on the part of Lender to realize or protect any of the obligations under this Agreement or any of the other Loan Documents or any collateral or appropriation of any moneys, credits or property of Borrowers toward the liquidation of the obligations under this Agreement or any of the other Loan Documents or by any application of any moneys received by Lender under the Loan Documents. The obligations of Borrowers and each of them under this Agreement and under the other Loan Documents, including, without limitation, the joint and several liability and full collateralization as described in paragraph (a) above, shall not be affected, discharged, impaired or varied by any act, omission or circumstance whatsoever, whether or not specifically enumerated above, except the due and punctual payment, performance and observance of all of the obligations of Borrowers under this Agreement and the other Loan Documents, and then, in each case, only to the extent thereof.

(d)    Lender shall have the right to enforce this Agreement and the other Loan Documents against any Borrower with or without enforcing or attempting to enforce the same against any other Borrower or any security for the obligation of any of them, and whether or not other proceedings or steps are pending or have been taken or have been concluded to enforce or otherwise realize upon any security for the Loan or any guaranty of the Loan. The payment of any amount or amounts by any Borrower, pursuant to its obligation under this Agreement or any of the other Loan Documents, including, without limitation, pursuant to the joint and several liability provided for herein, shall not in any way entitle such Borrower, either at law, or in equity or otherwise, to any right, title or interest in and to this Agreement, the Note, or any of the other Loan Documents, or any principal or interest payments theretofore, then or thereafter at any time made by anyone on behalf of any of Borrowers, or in and to any security therefor, or to any right of recovery against any Borrower, in each case whether by way of indemnity, reimbursement, contribution, subrogation or otherwise, and Borrowers hereby waive and relinquish any and all such right, title and interest in and to the Note, such other obligations, such principal and interest payments, and such security and any and all such rights of recovery against Borrowers In addition, each Borrower hereby subordinates all obligations of every sort whatsoever now or hereafter coming due to such Borrower from the other Borrowers, to the Loan and the Note and to all other amounts coming due to Lender under the Loan Documents.
12.3    Lender’s Determination of Facts; Lender Approvals and Consents.
(a)    Lender at all times shall be free to establish independently to its satisfaction and in its sole and absolute discretion the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.
(b)    Wherever in this Agreement or any of the other Loan Documents provision is made for the approval or consent of Lender or counsel to Lender, or that any matter is to be to the satisfaction of or as required by Lender or counsel to Lender, or that any matter is to be as estimated or determined by Lender, or the like, unless specifically stated to the contrary, such approval, consent, satisfaction, requirement, estimate or determination or the like shall be in the sole and absolute discretion of Lender or counsel to Lender, as the case may be.
(c)    Notwithstanding any other provision of this Agreement or the other Loan Documents, wherever in this Agreement or any of the other Loan Documents provision is made for the approval or consent of Lender with respect to a matter, if Lender elects to grant such approval or consent, it shall not be unreasonable for Lender to make such approval or consent subject to the condition that such matter must also be approved or consented to in writing by Guarantor, any other guarantors of the Loan, and any parties other than Borrowers that have provided collateral for the Loan.
12.4    Prior Agreements; No Reliance; Modifications. This Agreement and the other Loan Documents, and any other documents or instruments executed pursuant thereto or contemplated thereby, shall represent the entire, integrated agreement between the parties hereto with respect to the subject matter of this Agreement, and shall supersede all prior negotiations, representations or agreements pertaining thereto, either oral or written. Borrowers acknowledge that they are executing this Agreement without relying on any statements, representations or warranties, either oral or written, that are not expressly set forth herein. This Agreement and any provision hereof shall not be modified, amended, waived or discharged in any manner other than by a written amendment executed by all parties to this Agreement.
12.5    Disclaimer by Lender. Borrowers are not or shall not be an agent of Lender for any purposes, and Lender is not a venture partner with Borrowers in any manner whatsoever. Approvals granted by Lender for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrowers.
12.6    Loan Expenses; Indemnification. Borrowers shall pay all Loan Expenses promptly upon demand therefor by Lender. To the fullest extent permitted by law, Borrowers hereby agree to protect, indemnify, defend and save harmless, Lender and its directors, officers, agents and employees from and against any and all liability, expense or damage of any kind or nature and from any suits, claims or demands, including legal fees and expenses on account of any matter or thing or action or failure to act by Lender, whether or not arising from a claim by a third party, and whether or not in litigation, arising out of this Agreement or in connection herewith, unless such suit, claim or damage is caused solely by any act, omission or willful malfeasance of Lender, its directors, officers, agents and authorized employees. This indemnity is not intended to excuse Lender from performing hereunder. This obligation on the part of Borrowers shall survive the closing of the Loan, the repayment thereof and any cancellation of this Agreement. Borrowers shall pay, and hold Lender harmless from, any and all claims of any brokers, finders or agents claiming a right to any fees in connection with arranging the financing contemplated hereby. Lender hereby represents and warrants that it has not employed a broker or other finder in connection with the Loan. Borrowers hereby represent and warrant that no brokerage commissions or finder’s fees are to be paid in connection with the Loan.
12.7    Captions. The captions and headings of various Articles and Sections of this Agreement and exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.
12.8    Inconsistent Terms and Partial Invalidity. In the event of any inconsistency among the terms hereof (including incorporated terms), or between such terms and the terms of any other Loan Document, Lender may elect which terms shall govern and prevail. If any provision of this Agreement, or any section, paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.
12.9    Gender and Number. Any word herein which is expressed in the masculine or neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and the plural.

12.10    Notices. All notices and other communications provided for in this Agreement (“Notices”) shall be in writing. The “Notice Addresses” of the parties for purposes of this Agreement are as follows:

Borrowers:	Name of Borrower Two Buckhead Plaza 3050 Peachtree Road NW Suite 355 Atlanta, Georgia 30305 Attention: William McBride III
With a copy to:	Holt Ney Zatcoff & Wasserman, LLP 100 Galleria Parkway, Suite 1800 Atlanta, Georgia 30339 Attention: Gregory P. Youra
Lender:	The PrivateBank and Trust Company 120 South LaSalle Street Chicago, Illinois 60603 Attention: Amy K. Hallberg

With a copy to:	Seyfarth Shaw LLP 131 South Dearborn Street Suite 2400 Chicago, Illinois 60603 Attention: Elizabeth Pfeiler Marriott

or such other address as a party may designate by notice duly given in accordance with this Section to the other parties. A Notice to a party shall be effective when delivered to such party’s Notice Address by any means, including, without limitation, personal delivery by the party giving the Notice, delivery by United States regular, certified or registered mail, or delivery by a commercial courier or delivery service. If the Notice Address of a party includes a facsimile number or electronic mail address, Notice given by facsimile or electronic mail shall be effective when delivered at such facsimile number or email address. If delivery of a Notice is refused, it shall be deemed to have been delivered at the time of such refusal of delivery. The party giving a Notice shall have the burden of establishing the fact and date of delivery or refusal of delivery of a Notice.
12.11    Effect of Agreement. The submission of this Agreement and the Loan Documents to Borrowers for examination does not constitute a commitment or an offer by Lender to make a commitment to lend money to Borrowers; this Agreement shall become effective only upon execution and delivery hereof by Lender to Borrowers.
12.12    Construction. Each party to this Agreement and legal counsel to each party have participated in the drafting of this Agreement, and accordingly the general rule of construction to the effect that any ambiguities in a contract are to be resolved against the party drafting the contract shall not be employed in the construction and interpretation of this Agreement.
12.13    Governing Law. This Agreement has been negotiated, executed and delivered at Chicago, Illinois, and shall be construed and enforced in accordance with the laws of the State of Illinois.
12.14    Litigation Provisions.
(a)    EACH BORROWER CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, AND OF ANY STATE OR FEDERAL COURT LOCATED OR HAVING JURISDICTION IN THE COUNTY IN WHICH THE PROJECT IS LOCATED, IN WHICH ANY LEGAL PROCEEDING MAY BE COMMENCED OR PENDING RELATING IN ANY MANNER TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS.
(b)    EACH BORROWER AGREES THAT ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT AGAINST SUCH BORROWER IN ANY STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, OR ANY STATE OR FEDERAL COURT LOCATED OR HAVING JURISDICTION IN THE COUNTY IN

WHICH THE PROJECT IS LOCATED. EACH BORROWER WAIVES ANY OBJECTION TO VENUE IN ANY SUCH COURT AND WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE FROM ANY SUCH COURT.
(c)    EACH BORROWER AGREES THAT IT WILL NOT COMMENCE ANY LEGAL PROCEEDING AGAINST LENDER RELATING IN ANY MANNER TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS IN ANY COURT OTHER THAN A STATE OR FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, OR IF A LEGAL PROCEEDING IS COMMENCED BY LENDER AGAINST BORROWER IN A COURT IN ANOTHER LOCATION, BY WAY OF A COUNTERCLAIM IN SUCH LEGAL PROCEEDING.
(d)    EACH BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, THE LOAN OR ANY OF THE OTHER LOAN DOCUMENTS.
12.15    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Lender shall deemed to be originals thereof.
12.16    Customer Identification-USA Patriot Act Notice; OFAC and Bank Secrecy Act. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrowers and such other information that will allow Lender to identify Borrowers in accordance with the Act. In addition, Borrowers shall (i) ensure that no person who owns a controlling interest in or otherwise controls any Borrower or any subsidiary of any Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, (ii) not use or permit the use of Loan Proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

[SIGNATURE PAGE(S) AND EXHIBIT(S),
IF ANY, FOLLOW THIS PAGE]

IN WITNESS WHEREOF, Borrowers and Lender have caused this Agreement to be executed the day and year first above written.

APH&R PROPERTY HOLDINGS, LLC
NORTHRIDGE HC&R PROPERTY HOLDINGS, LLC
WOODLAND HILLS HC PROPERTY HOLDINGS, LLC

By /s/ William McBride III
William McBride III, Manager of Each Borrower

THE PRIVATEBANK AND TRUST COMPANY

By /s/ Amy K. Hallberg
Amy K. Hallberg, Managing Director

- AdCare Arkansas 3 Owner Loan Agreement -
- Signature Page -

EXHIBIT A

THE LAND

PROJECT 1 - CUMBERLAND (OWNED BY BORROWER 1)

Real property in the City of Little Rock, County of Pulaski, State of Arkansas, described as follows:

All of Block 19, Original City of Little Rock, Pulaski County, Arkansas, Less and Except the West 50 feet of Lots 1, 2 and 3 of said Block 19, Original City of Little Rock, Pulaski County, Arkansas.

Tax Parcel ID: 34L0200113600

PROJECT 2 - NORTHRIDGE (OWNED BY BORROWER 2)

Real property in the City of Little Rock, County of Pulaski, State of Arkansas, described as follows:

Lot 1, Oak Manor Addition to the City of Little Rock, Pulaski County, Arkansas, as shown on plat recorded in Book 1064, page 291, records of Pulaski County, Arkansas.

Tax Parcel ID: 33N2620000100

PROJECT 3 - WOODLAND HILLS (OWNED BY BORROWER 3)

Real property in the City of Little Rock, County of Pulaski, State of Arkansas, described as follows:

Tract C-1-R, Riley’s Replat of Tract C, Kellwood Subdivision, in the City of Little Rock, Arkansas as shown on plat recorded as Plat No. B-068 and the S1/2 of a strip of land formerly platted as Riley Drive, that is abutting and contiguous to Tract C-1-R, Riley’s Replat of Tract C, Kellwood, which was closed by Ordinance No. 16,354, a certified copy filed for record February 11, 1993 and recorded as Instrument No. 93-08724, records of Pulaski County, Arkansas, Less and Except: Part of Tract C-1-R, Riley’s Replat of Tract C, Kellwood Subdivision, in the City of Little Rock, Pulaski County, Arkansas, more particularly described as follows: Commencing at a found iron pin for the Southwest corner of said Tract C-1-R for the point of beginning; thence North 0 degrees17 minutes 06 seconds West, 303.41 feet to a set iron pin; thence North 88 degrees 55 minutes 59 seconds East, 656.12 feet to a set iron pin; thence South 0 degrees 18 minutes 35 seconds East, 319.52 feet to found iron pin; thence North 89 degrees 39 minutes 39 seconds West, 656.23 feet to the point of beginning.

- A1 -

Easement North Side:

Together with a non exclusive easement for ingress and egress over that portion of Riley Drive which was closed by Ordinance No. 16,354, a certified copy filed for record February 11, 1993 and recorded as Instrument No. 93-08724, records of Pulaski County, Arkansas.

Easement East Side:

And together with a non exclusive easement for ingress and egress described as: Commencing at the Southwest corner of Tract C-1-R; thence North 0 degrees 17 minutes 06 seconds West, 303.41 feet; thence North 88 degrees 55 minutes 59 seconds East, 656.12 feet; thence North 0 degrees 18 minutes 35 seconds West, 86.02 feet to the point of beginning of said road easement; thence North 0 degrees 18 minutes 35 seconds West, 135.0 feet; thence South 30 degrees 43 minutes 21 seconds East, 30.0 feet; thence South 7 degrees 37 minutes West, 110.18 feet to the point of beginning.

Tax Parcel ID: 44L0390100101

- A2 -

EXHIBIT B

PERMITTED EXCEPTIONS

1.	Documents in favor of Lender.

2.	The Leases and Subleases.

3.	Liens for real estate taxes and special assessments that are not delinquent.

4.
Mechanic’s and materialmen’s liens and rights to such liens, provided same are fully insured over by the Title Insurance Policy or are being contested in accordance with the provisions of the Loan Documents.

5.	A.
As to Project 1 of the Land, the additional matters referred to in Special Exceptions 1, 3 and 4 in Schedule B of First American Title Insurance Company File No. NCS-709261-ATL (Pro Forma Loan Policy).

B.
As to Project 2 of the Land, the additional matters referred to in Special Exceptions 1 and 3 through 6, inclusive, in Schedule B of First American Title Insurance Company File No. NCS-709261-1-ATL (Pro Forma Loan Policy).

C.
As to Project 3 of the Land, the additional matters referred to in Special Exceptions 1 and 3 through 9, inclusive, in Schedule B of First American Title Insurance Company File No. NCS-709261-2-ATL - (Pro Forma Loan Policy).

EXHIBIT C

DIRECT AND INDIRECT OWNERSHIP OF BORROWERS AND ADK OPERATORS

Borrowers:

Each Borrower is owned 100% by AdCare Property Holdings, LLC, an Ohio limited liability company.
AdCare Property Holdings, LLC, is owned 100% by AdCare Health Systems, Inc., a Georgia corporation.

ADK Operators:

Each ADK Operator is owned 100% by AdCare Operations, LLC, a Georgia limited liability company.
AdCare Operations, LLC, is owned 100% by AdCare Health Systems, Inc., a Georgia corporation.

EXHIBIT D

INSURANCE REQUIREMENTS

A.	Each Borrower shall maintain the following insurance:

(i)    Insurance against loss or damage to its Project by fire and other risks, written on an “all risk” special perils, 100% full replacement cost basis, without deduction for foundations and footings, and without co-insurance, and with not more than $10,000 deductible from the loss payable for any casualty.
(ii)    Commercial general liability insurance, including coverage for elevators and escalators, if any, on its Project and completed operations coverage for two years after any construction or repair at its Project has been completed, on an occurrence basis, against claims for personal injury, including without limitation bodily injury, death or property damage occurring on, in or about its Project and the adjoining streets, sidewalks and passageways, such insurance to afford immediate minimum protection to a limit of not less than $1,000,000 for one person and $3,000,000 per occurrence for personal injury or death and $500,000 per occurrence for damage to property.
(iii)    Workers compensation insurance covering such Borrower, in accordance with the requirements of Arkansas law.
(iv)    During the course of any construction or repair at its Project, all risk builders risk course of construction insurance against all risks of physical loss, on a completed value basis, including collapse and transit coverage, with a deductible not to exceed $10,000, in nonreporting form, covering the total value of work performed and equipment, supplies and materials furnished, and containing the “permission to occupy” endorsement, and insuring all general contractors and subcontractors of any tier.
(v)    Boiler and machinery insurance covering any pressure vessels, air tanks, boilers, machinery, pressure piping, heating, air conditioning and elevator equipment and escalator equipment located on its Project, and insurance against loss of occupancy or use arising from any breakdown therein, all in such amounts as are satisfactory to Lender.
(vi)    Business interruption, use and occupancy or rent loss insurance on its Project covering loss of the use of its Project caused by the perils covered by the policies described in (i), (iv) and (v) above, for a period of 12 months or such longer period as Lender shall require, in an amount not less than 100% of the projected annual revenue from its Project as determined by Lender, and written on a gross rental income, gross profits or extended period of indemnity form.
(vii)    If all or any portion of its Project is located in an area that has been identified by the Director of the Federal Emergency Management Agency as a special flood hazard area, flood insurance in an amount at least equal to the principal amount of the Loan or to the maximum amount of coverage allowed for the particular type of property under the National Flood Insurance Program, whichever is less.
(viii)    Commercial general liability insurance covering any contractors performing work at its Project, on an occurrence basis, against claims for personal injury, including without limitation bodily injury, death or property damage occurring on, in or about its Project and the adjoining streets, sidewalks and passageways, such insurance to afford immediate minimum protection to a limit of not less than $1,000,000 for one person and $3,000,000 per occurrence for personal injury or death and $500,000 per occurrence for damage to property.
(ix)    Workers compensation insurance covering any contractors performing work at its Project, in accordance with the requirements of Arkansas law.
(x)    Errors and omissions insurance covering any architects and engineers performing professional services with respect to its Project, in the amount of $1,000,000 or such greater amount as Lender may require.
(xi)    Such other insurance, and in such amounts, as may from time to time be required by Lender against the same or other hazards.

B.
All such policies of insurance shall be issued by companies, and in amounts in each company, and in a form, satisfactory to Lender and, without limitation on the generality of the foregoing, shall comply with the following provisions:

(i)    All policies of insurance shall be issued by insurance companies having an AM Best’s Rating Guide Policy Rating of not less than A and Financial Rating of not less than VIII.
(ii)    All policies of insurance required by paragraphs A(i), (iv), (v), (vi) and (vii) above shall name such Borrower as insured and Lender as an additional insured and shall have attached thereto a standard mortgagee’s loss payable endorsement for the benefit of Lender in form satisfactory to Lender, and all policies of insurance required by paragraphs A(ii), (iii), (viii), (ix) and (x) shall name such Borrower as insured and Lender as an additional named insured.
(iii)    All policies of insurance shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of such Borrower or Lender which might otherwise result in forfeiture of said insurance and the further agreement of the insurer waiving all rights of set-off, counterclaim or deductions against such Borrower, and shall provide that the amount payable for any loss shall not be reduced by reason of co-insurance.
(iv)    All policies of insurance shall contain a provision that they will not be cancelled or amended, including any reduction in the scope or limits of coverage, without at least 30 days’ prior written notice to Lender.